AGREEMENT AND PLAN OF MERGER


                                 by and among


                          REPTRON ELECTRONICS, INC.,

                       LAKE HURON INVESTMENT CORPORATION,

                            HECO HOLDING CORPORATION,

                                   OECO, LLC
                                      and
                        ______________________________,
                         as Shareholder Representative

EXHIBIT A - Closing Expenses
EXHIBIT B - Escrow Agreement
EXHIBIT C - Form of Stock Powers
EXHIBIT D - Articles of Merger (Oregon)
EXHIBIT E - Articles of Merger (Florida)
EXHIBIT F - Amount of General Accounts Receivable Escrow Fund
EXHIBIT G - Amount of Inventory Escrow Fund and Excluded
Inventory of the Subsidiary

AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, dated for reference purposes May 6, 1998 (this "Agreement"), is by and among Reptron Electronics, Inc., a Florida corporation ("Reptron"), Lake Huron Investment Corporation, a Florida corporation and a wholly-owned subsidiary of Reptron ("Huron"), HECO
Holding Corporation, an Oregon corporation (the "Company"), OECO, LLC, a Delaware limited liability company ("OECO-LLC"), and, for the limited purposes specified herein, ______________________as Shareholder
Representative (the "Shareholder Representative").

                           Background

         Reptron, Huron, the Company and OECO-LLC deem it advisable and in the best interests of their respective owners to consummate the business combination transaction provided for in this Agreement, in which Huron will merge with and into the Company (the "Merger") pursuant to the laws of Florida and Oregon. For federal income tax purposes, it is intended that the Merger shall be treated as a taxable acquisition of the Company's Common Stock, without par value ("Company Common Stock"), and not as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         Prior to the consummation of the transactions contemplated by this Agreement, generally in the order described:
(a) New OECO Corporation ("New OECO"), an Oregon corporation and a wholly-owned subsidiary of OECO Corporation, an Oregon corporation ("OECO"), will merge (the "New OECO Merger") with and into OECO; (b) OECO will merge (the "OECO-DEL Merger") with and into OECO (Delaware) Corporation, a newly formed Delaware corporation ("OECO-DEL") and, at the time of the OECO-DEL
Merger, a wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger by and among the Company, OECO and OECO-DEL (the "OECO-DEL Merger Agreement"), under which shareholders of OECO will receive one share of Company Common Stock for each share of OECO Common Stock held by them and cancelled as a result of the OECO-DEL Merger; (c) OECO-DEL will merge (the "OECO-LLC Merger") with and into OECO-LLC, at the time of the OECO-LLC Merger, a limited liability company with the Company as its sole member, pursuant to an Agreement and Plan of Merger by and between OECO-DEL and OECO-LLC (the "OECO-LLC Merger Agreement"); (d) OECO-LLC will assign (the "Assignment") the stock of Hibbing Electronics Corporation, a Minnesota corporation (the "Subsidiary"), to the Company; and
(e) the Company will distribute (the "Distribution") the outstanding limited liability company interests (the "Units") of OECO-LLC to its shareholders in proportion to their holdings of Company Common Stock in exchange for a portion of their interest in their shares of Company Common Stock (the New OECO Merger, the OECO-DEL Merger, the OECO-LLC Merger, the
Assignment and the Distribution are, collectively, referred to herein as the "Prior Transactions").

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, Reptron, Huron, the Company, OECO-LLC and, for the limited purposes specified herein, the Shareholder Representative, agree as follows:

                        ARTICLE I
                       Definitions

            "AAA Rules" has the meaning set forth in Section 8.12 of this Agreement.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

           "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign income tax law.

          "Agreement" has the meaning set forth in the preamble of this Agreement.

         "Ariel" has the meaning set forth in Section 8.3 of this Agreement.

        "Ariel Accounts Receivable Escrow Fund" means the initial deposit by Reptron of $3,000,000, pursuant to the Escrow
Agreement, together with any interest on such deposit.

        "Assignment" has the meaning set forth in the Background section of this Agreement.

        "Certificates" has the meaning set forth in Section
3.2(a) of this Agreement.

        "Claim Reserve Amount" has the meaning set forth in
Section 8.10 of this Agreement.

       "Closing" has the meaning set forth in Section 2.2 of this Agreement.

       "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

       "Closing Expenses" means those expenses listed on Exhibit
A of this Agreement.

      "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985.

      "Code" has the meaning set forth in the Background section of this Agreement.

      "Company" has the meaning set forth in the preamble of this Agreement.

      "Company Common Stock" has the meaning set forth in the Background section of this Agreement.

         "Competing Transaction" shall mean any of the following:
(i) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or the Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company or the Subsidiary, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company or the Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company or the Subsidiary, excluding any shareholdings existing on the date of this Agreement; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, a Competing Transaction shall not include any transaction contemplated by Section 6.9 of this Agreement.

         "Confidential Information" means any information concerning the business and affairs of OECO or the Subsidiary that is not already generally available to the public.

         "Confidentiality Agreement" means that certain confidentiality letter agreement between Reptron and J.C.
Bradford & Co. as agent for OECO dated November 11, 1997, and as amended on January 30, 1998.

         "Constituent Corporations" has the meaning set forth in
Section 2.3 of this Agreement.

         "Controlled Group of Corporations" has the meaning set forth in Section 1563 of the Code.

         "Disputed Account" has the meaning set forth in Section
8.3 of this Agreement.

         "Dissenters' Shares" has the meaning set forth in
Section 3.1 of this Agreement.

         "Distribution" has the meaning set forth in the Background section of this Agreement.

         "Effective Time" has the meaning set forth in Section
2.1 of this Agreement.

         "Eligible Ariel Account Receivable" has the meaning set forth in Section 8.3 of this Agreement.

         "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program, or (v) bonus, stock option, severance or termination pay, stock purchase, stock appreciation right, restricted stock, phantom stock or other employee benefit plan, program, agreement or arrangement of the Subsidiary.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) ERISA.

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

         "ERISA Plans" has the meaning set forth in Section
4.10(a) of this Agreement.

         "Escrow Agent" means
_________________________________________________.

         "Escrow Agreement" means the Escrow Agreement in the form attached to this Agreement as Exhibit B.

         "Escrow Funds" has the meaning set forth in Section 8.4 of this Agreement.

         "Escrow Termination Date" shall mean the date 15 months following the Closing Date.

         "Excess Inventory" has the meaning set forth in Section
8.3 of this Agreement.

         "Exchange Act" means the Securities Exchange Act of
1934, as amended.

         "Excluded Inventory" has the meaning set forth in
Section 8.3 of this Agreement.

         "Exhibits" means the Exhibits to this Agreement.

         "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "FBCA" means the Florida Business Corporation Act, as in effect on the date of this Agreement.

         "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

         "Florida Articles of Merger" has the meaning set forth in Section 2.1 of this Agreement.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "General Accounts Receivable Escrow Fund" means the initial deposit by Reptron of the amount set forth on Exhibit F, pursuant to the Escrow Agreement, together with any interest on such deposit.

         "General Escrow Fund" means the initial deposit by Reptron of $2,000,000, pursuant to the Escrow Agreement, together with any interest on such deposit.

         "Governmental Entity" means any court, quasi-judicial or arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (whether federal, state, local or foreign) having appropriate jurisdiction.

         "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

         "Hayes" has the meaning set forth in Section 8.3 of this Agreement.

         "HECO-MD" has the meaning set forth in Section 4.1 of this Agreement.

         "HECO-MD Common Stock" means the common stock, par value
$.01 per share, of HECO-MD.

         "Huron" has the meaning set forth in the preamble to this Agreement.

         "Huron Common Stock" means the common stock, par value
$.01 per share, of Huron.

         "Indemnified Party" has the meaning set forth in Section
8.3 of this Agreement.

         "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), (g) all other proprietary rights in any of the foregoing, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Inventory Escrow Fund" means the initial deposit by Reptron of the amount set forth on Exhibit G, pursuant to the Escrow Agreement, together with any interest on such deposit.

         "Knowledge" means actual knowledge. In the case of the Company or the Subsidiary, it includes the knowledge of the officers and employee directors of the Company or the Subsidiary, as applicable, after reasonable inquiry of those employees with substantive responsibility for the subject matter of a representation or warranty.

         "Letter of Intent" means the letter agreement, dated
February 23, 1998, between Reptron and OECO, as amended on April
30, 1998.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Loss" means all claims, judgments, damages, penalties, fines, costs, amounts paid in settlement, liabilities (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, losses, expenses, and fees, including (without limitation) all attorneys' fees and expenses, court costs, and fees and expenses of expert witnesses, suffered or incurred by a party to this Agreement arising from a breach by another party of a representation, warranty, covenant or agreement set forth in this Agreement.

         "Material" and "Material Adverse Effect" means any event, change or effect on or with respect to the Subsidiary which is materially adverse to its condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), business, results of operations or prospects of the subsidiary net of unexhausted reserves as booked on December 31, 1997, insurance benefits actually received and tax benefits actually realized.

         "Material Contract" has the meaning set forth in Section
4.16 of this Agreement.

         "Measuring Date" has the meaning set forth in Section
8.3 of this Agreement.

         "Merger" has the meaning set forth in the Background section of this Agreement.
         "Merger Consideration" means the cash to be delivered to the Shareholders of the Company in connection with the Merger.

         "Merger Filings"  has the meaning set forth in Section
2.1 of this Agreement.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" means the Subsidiary
Financial Statements for the fiscal year ended December 31, 1997.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4.6 of this Agreement.

         "Multiemployer Plan" has the meaning set forth in
Section 3(37) of ERISA.

         "Nasdaq" means the Nasdaq Stock Market's National
Market.

         "New OECO" has the meaning set forth in the Background section of this Agreement.

         "New OECO Merger" has the meaning set forth in the Background section of this Agreement.

         "Note Receivable" means that certain letter agreement dated January 30, 1997, between Medical Graphics Corporation and the Subsidiary with respect to amounts owing by Medical Graphics
Corporation to the Subsidiary as of such date.

         "OBCA" means the Oregon Business Corporation Act, as in effect on the date of this Agreement.

         "OECO" has the meaning set forth in the Background section of this Agreement.

         "OECO Common Stock" means the common stock, without par value, of OECO.

         "OECO-DEL" has the meaning set forth in the Background section of this Agreement.

         "OECO-DEL Merger" has the meaning set forth in the Background section of this Agreement.

         "OECO-LLC" has the meaning set forth in the preamble of this Agreement.

         "OECO-LLC Merger" has the meaning set forth in the Background section of this Agreement.


         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Oregon Articles of Merger" has the meaning set forth in
Section 2.1 of this Agreement.

         "Outstanding Receivables" has the meaning set forth in
Section 8.5 of this Agreement.

         "Paying Agent" has the meaning set forth in Section 3.2 of this Agreement.

         "Payment Obligations" means the aggregate amount of the Escrow Funds on the Closing Date less any amounts subsequently released to the Indemnified Parties pursuant to Article VIII of this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

         "Personnel" shall have the meaning set forth in Section
4.22 of this Agreement.

         "Plans" shall have the meaning set forth in Section 4.10 of this Agreement.

         "Prior Transactions" has the meaning set forth in the Background section of this Agreement.

         "Prohibited Transaction" has the meaning set forth in
Section 406 of ERISA and Section 4975 of the Code.

         "Reportable Event" has the meaning set forth in Section
4043 of ERISA.

         "Reptron" has the meaning set forth in the preamble of this Agreement.

         "Reptron Open Claim" has the meaning set forth in
Section 8.10 of this Agreement.

         "Response Period" has the meaning set forth in Section
8.10 of this Agreement.

         "Schedules" means the schedules to this Agreement.

         "SEC" means the United States Securities and Exchange
Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics', materialmens', and similar liens arising by operation of law, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Service" means the United States Internal Revenue
Service.

         "Shareholder Representative" has the meaning set forth in Section 8.2 of this Agreement.

         "Shareholders" shall mean the shareholders of the Company.

         "Shareholders' Meeting" has the meaning set forth in
Section 6.2 of this Agreement.

         "Subsidiary" has the meaning set forth in the Background section of this Agreement.

         "Subsidiary Common Stock" means the common stock, par value $1.00 per share, of the Subsidiary.

         "Subsidiary ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         "Subsidiary Financial Statements" has the meaning set forth in Section 4.6 of this Agreement.

         "Subsidiary Permits" has the meaning set forth in
Section 4.13 of this Agreement.

         "Surviving Corporation" has the meaning set forth in
Section 2.3 of this Agreement.

         "Sypris" has the meaning set forth in Section 6.14 of this Agreement.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof for taxable periods ended on or after December 31, 1991.

         "Third Party Claim" has the meaning set forth in Section
8.8 of this Agreement.

         "Threshold" has the meaning set forth in Section 8.3 of this Agreement.

         "Undisputed Account" has the meaning set forth in
Section 8.3 of this Agreement.

         "Voting Debt" means any bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote).

                        ARTICLE II
                         The Merger

         Section 2.1 Effective Time of the Merger. The Merger shall become effective upon the later to occur of the filing of articles of merger (and attached plan of merger) with the Secretary of State of the State of Oregon in accordance with the OBCA (the "Oregon Articles of Merger") and the filing of articles of merger with the Secretary of State of the State of Florida in accordance with the FBCA (the "Florida Articles of Merger" together with the Oregon Articles of Merger, are the "Merger Filings"). The Merger Filings shall be filed simultaneously with the Closing. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

         Section 2.2    Closing.  The closing of the
transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. Pacific Time on a date to be specified by Reptron, which shall be not later than five business days after satisfaction of the latest to occur of the conditions set forth in Article VII (the "Closing Date"), in Portland, Oregon at the offices of Tonkon Torp LLP, unless another date or place is agreed to in writing by the parties to this Agreement. At the Closing, Reptron shall deliver checks representing payment for the Closing Expenses and shall pay the Merger Consideration and fully fund the Escrow Funds by wire transfer.

         Section 2.3 Effects of the Merger. At the Effective Time: (a) the separate existence of Huron shall cease and Huron shall be merged with and into the Company (Huron and the Company are sometimes referred to in this Agreement as the "Constituent Corporations" and the Company is sometimes referred to in this Agreement as the "Surviving Corporation"),
(b) the articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, as amended pursuant to the Oregon Articles of Merger, (c) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation and
(d) the Surviving Corporation shall change its name to Lake Huron Investment Corporation. At and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, and privileges, and shall be subject to all the restrictions and liabilities of each of the Constituent Corporations, all as provided in the OBCA and the FBCA.

         Section 2. Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation, from and after the Effective Time, shall be the current directors and officers of Huron until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's articles of incorporation and bylaws.

         Section 2.5 Risk of Loss. Risk of loss to the assets of the Company (including those of the Subsidiary), however caused, up to the Effective Time, shall remain wholly upon the Company. Such risk of loss shall shift to Reptron at the Effective Time. If all or any part of any of the assets of the Subsidiary suffer an impairment at or before the Effective Time, the Subsidiary shall promptly notify Reptron, specifying the estimated costs necessary to repair or replace any damaged or destroyed property, the amount of insurance proceeds that are available to make such repairs and replacements, the estimated period of time necessary to make such repairs and replacements, and the effect of the impairment to the assets of the Subsidiary. If all or a material part of the assets of the Subsidiary suffer an impairment at or before the Closing, Reptron shall be entitled to elect either (a) to proceed to the Closing in accordance with this Agreement, in which event all condemnation or insurance proceeds payable with respect to the impairment shall be owned by and payable to Reptron, or (b) to terminate this Agreement pursuant to Section 9.1.

                        ARTICLE III
                  Conversion of Securities

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of any holder of shares of Company Common Stock and without any further action on the part of any holder of shares of Huron Common Stock:

                        (a)    Common Stock of Huron.  Each
issued and outstanding share of Huron Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

                        (b)    Conversion of the Company's
Shares. Each issued and outstanding share of Company Common Stock (excluding shares converted pursuant to Section 3.1(a) and Dissenters' Shares (as defined in subsection 3.1(c) below)) shall be converted into the right to receive $35.12, subject to the escrow arrangements and the Closing Expenses contemplated by
Section 3.2 of this Agreement, and such amount shall be paid in accordance with Section 3.2 of this Agreement.

                        (c)    Dissenters' Shares.
Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are held by Shareholders who shall have effectively dissented from the Merger and perfected their dissenters' rights in accordance with the provisions of the OBCA (the "Dissenters' Shares") shall not be converted into or be exchangeable for the right to receive consideration pursuant to
Section 3.1(b) of this Agreement, but the holders thereof shall be entitled to payment from the Surviving Corporation of the fair value of such shares in accordance with the provisions of the OBCA; provided, however, that if any such holder shall have effectively withdrawn or lost such rights, pursuant to the OBCA or otherwise, his or her shares of Company Common Stock shall thereupon be converted into and exchangeable for, at or subsequent to the Effective Time, their pro rata share of the aggregate consideration as determined and paid in the manner set forth in Section 3.1(b) of this Agreement.

                        (d)    Cancellation of the Company Common
Stock. All shares of Company Common Stock (excluding the shares converted pursuant to Section 3.1(a) and Dissenters' Shares referred to in Section 3.1(c)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the cash paid in consideration for such shares upon the surrender of such certificate in accordance with Section 3.2, without interest, except as provided in Section
8.7 of this Agreement.

         Section 3.2    Payment for Certificates.

                        (a)    Payment Procedures.  On the
Closing Date, the Company shall deliver or cause to be delivered certificates representing the shares of Company Common Stock (the "Certificates") owned by each Shareholder of the Company (except as contemplated by Section 3.1(c) of this Agreement), accompanied by stock powers duly signed in blank (in substantially the form attached to this Agreement as Exhibit C), and with all revenue stamps necessary to transfer such shares and the certificates representing such shares affixed and cancelled and all taxes on such transfer, if any, fully paid. Prior to the Effective Time, the Company shall designate a business entity regularly engaged in such work and which is reasonably satisfactory to Reptron to act as Paying Agent with respect to the Merger (the "Paying Agent"). In exchange for the Certificates, Reptron shall deliver by wire transfer to the Paying Agent on behalf of the Shareholders of the Company on the Closing Date $29,700,000, less the sum of (v) the consideration paid by Reptron in connection with the surrender and termination of all stock options of the Subsidiary, (w) all supplementary compensation payments to the executive officers of the Subsidiary, in an amount not less than $1,590,000, (x) the aggregate amount of the Escrow Funds (which shall be later transferred, as appropriate, in accordance with
Article VIII, to each Shareholder based on the number of shares of Company Common Stock represented by the Certificates delivered by the Company to Reptron on behalf of the Shareholder or released, in accordance with Article VIII, to Reptron as a reduction in the purchase price), (y) the Closing Expenses, and
(z) an amount equal to $35.12 multiplied by the number of Dissenters' Shares. Until surrendered as contemplated by this
Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive cash as contemplated by Section 3.2 of this Agreement.

                        (b)    No Further Ownership Rights in
Company Common Stock. After the Effective Time, there shall be no further registrations of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

                        (c)    No interest shall accrue or be
paid on the cash payable
upon the surrender of the Certificates. Any funds delivered or made payable to the Paying Agent and not paid to former shareholders of OECO (pursuant to their failure to surrender their shares of Common Stock for cancellation pursuant to the OECO-DEL Merger) within six months after the Effective Time will be transferred by the Paying Agent to OECO-LLC, which thereafter will act as Paying Agent, subject to the rights of former holders of shares of OECO Common Stock who fail to surrender their shares of OECO Common Stock for cancellation pursuant to the OECO-DEL Merger. Any former shareholders of OECO who have not previously surrendered their certificates of OECO Common Stock for Certificates pursuant to the OECO-DEL Merger will thereafter be entitled to look only to OECO-LLC in connection with their right to receive Units of OECO-LLC and for payment of their claim for the consideration set forth in Section 3.1, without any interest, but will have no greater rights against OECO-LLC than may be accorded to general creditors of OECO-LLC under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any former shareholder of OECO for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Section 3.3 Further Assurances. If at any time after the Effective Time any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary, appropriate or convenient to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                       ARTICLE IV
    Representations and Warranties of the Company

         The Company represents, warrants and agrees with Reptron and Huron as follows:

         Section 4.1 Organization. Each of the Company, the Subsidiary and Hibbing Electronics Corporation - Maryland ("HECO-MD") is a corporation duly organized, validly existing, and with active status or good standing under the laws of the jurisdiction of its incorporation. Each of the Company, the Subsidiary and HECO-MD has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted. Schedule 4.1 sets forth for the Company, the Subsidiary and HECO-MD (a) its name and jurisdiction of incorporation or organization, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, and, as to the Subsidiary, the names of the holders thereof, the number of shares held by each such holder and applicable certificate numbers, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. Each of the Company, the Subsidiary and HECO-MD is duly qualified or licensed to do business and is in good standing or with active status in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing or active status would not have a Material Adverse Effect on the Subsidiary.

         Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock of which, as of the date of this Agreement, zero (0) shares are issued and outstanding and of which, as of the Closing Date, the number of shares of Company Common Stock not to exceed the number agreed to by counsel for the respective parties hereto in writing will be issued and outstanding. As of the date of this Agreement, except as set forth Schedule 4.2 and as agreed to by counsel for the respective parties hereto in writing, there are no options to acquire any shares of any class of stock of the Subsidiary. All of the outstanding shares of Company Common Stock, Subsidiary Common Stock and HECO-MD Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights and no shares are held in the treasury of the Company or the Subsidiary, except
as set forth on Schedule 4.2.   As of the date of this
Agreement, no Voting Debt of the Company or the Subsidiary is issued or outstanding. As of the date of this Agreement, except as set forth on Schedule 4.2 and as agreed to by counsel for the respective parties hereto in writing, there are no existing options, warrants, puts, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued shares of capital stock of the Subsidiary, or obligating the Subsidiary to issue, transfer, or sell or cause to be issued, transferred, or sold, any shares of capital stock, or other equity interests in, the Subsidiary, or securities convertible into or exchangeable for such shares or equity interests or obligating the Subsidiary to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, except as set forth on Schedule 4.2 and as agreed to by counsel for the respective parties hereto in writing, there are no outstanding contractual obligations of the Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of the Subsidiary. All of the outstanding shares of Company Common Stock and Subsidiary Common Stock were issued pursuant to available exemptions under federal and state securities laws or all relevant statutes of limitations have expired with respect to such issuances.

         Section 4.3    Ownership of the Company; No Prior
Activities; Assets of the Company.   The Company was formed
solely for the purpose of facilitating the Merger. Other than this Agreement and the transactions contemplated hereby, and as agreed to by counsel for the respective parties hereto in writing, there are not as of the date hereof and there will not be on the Closing Date any outstanding options, warrants, calls, rights, commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of the Company. As of the date of this Agreement and at the Effective Time, except for obligations or liabilities incurred in connection with the Distribution and, as set forth on Exhibit A, obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, the Company has not and will not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. At the Effective Time, the Company will own no assets other than all of the outstanding capital stock of the Subsidiary.

         Section 4.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. As of the Closing Date, holders of in excess of 75% of the outstanding shares of Company Common Stock will have approved and adopted this Agreement and such other matters referred to in the Company's proxy materials forwarded to its shareholders in connection therewith. As of the Closing Date, the execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby will have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company will be necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Reptron and Huron, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         Section 4.5 Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, and except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of, the HSR Act, neither the execution, delivery, or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement nor compliance by the Company with any of the provisions of this Agreement will: (a) conflict with or result in any breach of any provision of the articles of incorporation or the bylaws of the Company or the Subsidiary, (b) require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity, or any third party contracting with the Subsidiary, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default which results in a material breach of any individual contract or arrangement (or gives rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, or other instrument or obligation to which the Subsidiary is a party or by which the Subsidiary or any of its properties or assets may be bound, or (d) violate any order, writ, injunction, decree, ruling, or materially violate any statute, rule, or regulation applicable to the Company, the Subsidiary, or any of their respective properties or assets.

         Section 4.6    Financial Statements.  Prior to the
execution of this
 Agreement, the Subsidiary delivered to Reptron the audited unconsolidated balance sheets and statements of income, changes in shareholders' equity, and cash flows as of and for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996, and the audited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flows as of and for the fiscal year ended December 31, 1997 (the "Most

Recent Fiscal Year End") for the Subsidiary (collectively, the "Subsidiary Financial Statements"). The Subsidiary Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby except as may be noted in such financial statements, present fairly the financial condition of the Subsidiary as of such dates and the results of operations of the Subsidiary for such periods. At the Most Recent Fiscal Year End, the Subsidiary owned all assets shown on the Most Recent Financial Statements, subject to no material Security Interests, liens, charges, mortgages, or other encumbrances except as noted therein. All Liabilities of the Subsidiary are reflected on the books and records of the Subsidiary and on the Subsidiary Financial Statements in accordance with GAAP.

         Section 4.7 Absence of other Subsidiaries and Equity Interests. Other than the Subsidiary and HECO-MD, upon the Closing, the Company will own no equity interest in any other entity (including, without limitation, any evidence of indebtedness convertible into equity).

         Section 4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 or as agreed to by counsel for the respective parties hereto in writing, since the Most Recent Fiscal Year End, no event has occurred which had or could have a Material Adverse Effect on the Subsidiary. Without limiting the generality of the foregoing, since that date:

                        (a)    the Subsidiary has not sold,
leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary
Course of Business;

                        (b)    the Subsidiary has not entered
into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving payments by the Subsidiary outside the Ordinary Course of Business;

                        (c)    no party (including the
Subsidiary) has terminated or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000, to which either the Subsidiary is a party or by which the Subsidiary is bound;

                        (d)    the Subsidiary has not imposed or
granted any Security Interest upon any of its assets, tangible or intangible;

                        (e)    the Subsidiary has not made any
capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                        (f)    the Subsidiary has not made any
capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                        (g)    the Subsidiary has not issued any
note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000;

                        (h)    the Subsidiary has not delayed or
postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                        (i)    the Subsidiary has not cancelled,
compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                        (j)    the Subsidiary has not granted any
license or sublicense of any rights under or with respect to any Intellectual Property;

                        (k)    there has been no change made or
authorized in the articles of incorporation or bylaws of the Subsidiary;

                        (l)    the Subsidiary has not issued,
sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                        (m)    the Subsidiary has not declared,
set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
                        (n)    the Subsidiary has not experienced
any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000;

                        (o)    the Subsidiary has not made any
loan to, or entered into any other transaction with, any of its directors or officers, or outside of the Ordinary Course of Business, with any of its employees;

                        (p)    the Subsidiary has not entered
into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

                        (q)    the Subsidiary has not granted any
increase in base compensation to any of its directors or, outside of the Ordinary Course of Business, to any of its officers or employees;

                        (r)    the Subsidiary has not adopted,
amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                        (s)    the Subsidiary has not made any
other change in employment terms for any of its directors, officers, or employees;

                        (t)    the Subsidiary has not made or
pledged to make any charitable or other contribution outside the Ordinary Course of Business;

                        (u)    the Subsidiary is not aware of any
labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

                        (v)    the Subsidiary has not instituted,
settled or agreed to settle any litigation, action or proceeding before any Governmental Entity relating to it or its properties;

                        (w)    except as disclosed on Exhibit A,
the Subsidiary has not entered into any transaction, contract or commitment other than in the Ordinary Course of Business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; and

                        (x)    the Subsidiary has not committed
to any of the above actions.

          Section 4.9 No Undisclosed Liabilities. Except as disclosed in the Subsidiary Financial Statements or in the Schedules to this Agreement, the Subsidiary has no outstanding guaranties, indemnities, hold harmless agreements, covenants not to compete or solicit customers, or covenants not to solicit or employ persons, or matters of suretyship, or similar instrument or agreement, and is not subject to any material claims or liabilities, accrued, absolute, contingent or otherwise, other than trade or business obligations incurred in the Ordinary Course of Business since the date of the Subsididary Financial Statements, in amounts usual and normal both individually and in the aggregate for its business.

         Section 4.10   Employee Benefits.

                        (a)    Schedule 4.10 contains a true and
complete list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Subsidiary for the benefit of any employee or terminated employee of the Subsidiary (the "Plans").
 Schedule 4.10 identifies each Plan that is an "employee benefit plan," within the meaning of Section 3(3) of ERISA (the "ERISA Plans").

                        (b)    Neither the Subsidiary nor any
Subsidiary ERISA Affiliate has ever participated in or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

                        (c)    True and complete copies of each
of the Plans and related trusts have been furnished to Reptron, including, where applicable, the most recent financial statement and the most recent actuarial report prepared with respect to any of such Plans that is funded, the most recent Service determination letter, the most recent summary plan description and the most recent Annual Report together with a statement setting forth any such documents which are not applicable or cannot be furnished; and any such documents furnished and the nature of the documents which cannot be furnished shall be satisfactory to Reptron.

                        (d)    With respect to each Plan intended
to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the Service has been received to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or will occur through the Closing Date (including, without limitation, the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability.
                        (e)    All contributions required by each
Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by the Subsidiary by adequate reserves on its financial statements) and no excise or other taxes have been incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

                        (f)    Except as set forth in Schedule
4.10 of this Agreement, no "accumulated funding deficiency," as defined in Section 302 of ERISA, has been incurred with respect to any Plan, whether or not waived.

                        (g)    No "reportable event" of the type
set forth in Section 4043 of ERISA has occurred and is continuing with respect to any Plan.

                        (h)    There are no violations of ERISA
or the Code with respect to the filing of applicable reports, documents, and notices regarding any Plan with the Secretary of Labor, Secretary of the Treasury, or the PBGC or furnishing such documents to participants or beneficiaries, as the case may be.

                        (i)    No claim, lawsuit, arbitration, or
other action has been threatened, asserted, or instituted against any Plan, any trustee or fiduciaries thereof, the Subsidiary, or any of the assets of any trust maintained under any Plan.

                        (j)    All amendments required to bring
any Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted.

                        (k)    Any bonding required with respect
to any ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                        (l)    Each Plan has been operated and
administered in accordance with its terms and the terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code.

                        (m)    The trusts maintained under each
Plan intended to be "qualified" within the meaning of Section
401(a) of the Code is exempt from taxation under section 501(a) of the Code.

                        (n)    Neither the Subsidiary nor any
Subsidiary ERISA Affiliate has incurred nor reasonably expects to incur, any liability to the PBGC.

                        (o)    No "prohibited transaction," as
such term is defined in Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject the Subsidiary, any Subsidiary ERISA Affiliate or Reptron, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

                        (p)    No Plan is under audit by the
Service or the Department of Labor.

                        (q)    Schedule 4.10 of this Agreement
contains a list of all Plans that are defined benefit plans subject to title IV of ERISA. If any such plan were terminated with a termination date of January 1, 1998, the additional Plan contribution required of the Subsidiary or any Subsidiary ERISA Affiliate as of that date would not exceed the amount applicable to such Plan as set forth on Schedule 4.10.

                        (r)    No Employee Welfare Benefit Plan
provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by COBRA at the expense of the participant or the beneficiary of the participant.

                        (s)    Except as set forth in Schedule
4.10 of this Agreement, no individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any Plan as a result of the actions contemplated by this Agreement.

                        (t)    The Subsidiary has complied with
all of the requirements of the COBRA, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code.

         Section 4.11 Other Benefit Plans. Except as set forth on Schedule 4.11, and as agreed to by counsel for the respective parties hereto in writing, as of the date of this Agreement, the Subsidiary is not a party to any oral or written
(a) consulting agreement not terminable on 30 days or less notice involving the payment of more than $10,000 per annum,
(b) union or collective bargaining agreement, (c) agreement with any executive officer or other key employee of the Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Subsidiary of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year, or (d) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         Section 4.12 Litigation. Schedule 4.12 sets forth each instance in which the Company or the Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company or the Subsidiary, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or arbitrator. To the Knowledge of the Subsidiary, none of the actions, suits proceedings, hearings, and investigations set forth on Schedule
4.12 could reasonably be expected to have a Material Adverse Effect upon the business, financial condition, operations, results of operations, or future prospects of the Subsidiary. The Subsidiary has no reason to believe that any other such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Subsidiary.

         Section 4.13 Compliance with Applicable Law. Except as disclosed on Schedules 4.13 and 4.19 of this Agreement and except where the failure to hold such permits, licenses, variances, exemptions, orders, and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Subsidiary or HECO-MD, the Subsidiary holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Subsidiary Permits"). The Subsidiary is in compliance with the terms of the Subsidiary Permits, except where the failure so to comply would not have a Material Adverse Effect on the Subsidiary. Except as disclosed on Schedules 4.13 and 4.19, the business of the Subsidiary is not being conducted in violation of any law, ordinance, or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a

Material Adverse Effect on the Subsidiary. Except as set forth on Schedule 4.13 and 4.19, no investigation or review by any Governmental Entity with respect to the Subsidiary is pending, or, to the Knowledge of the Subsidiary, threatened, nor has any Governmental Entity indicated an intention to conduct an investigation or review.

         Section 4.14 Vote Required. The affirmative vote of in excess of 75% of the votes entitled to be cast by the outstanding shares of the Company Common Stock pursuant to the OBCA is the only vote of the holders of any class or series of the Company's or the Subsidiary's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

        Section 4.15   Tax Returns and Audits.

                        (a)    For taxable periods ended on or
after December 31, 1991, each of the Company and the Subsidiary has filed all Tax Returns that it was required to file (specifically excluding the returns to be filed by Reptron pursuant to Section 6.13), except where the failure to file would not have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each of the Company and the Subsidiary as shown on such Tax Returns have been paid and all other Taxes for taxable periods ended on or after December 31, 1991 have been paid, except where the failure to pay such other Taxes would not have a Material Adverse Effect. Except as set forth on Schedule 4.15, neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.
Except as set forth on Schedule 4.15, no claim has been made since December 31, 1991 by an authority in a jurisdiction where either of the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. To the Knowledge of the Company, for tax periods ended on or after December 31, 1988, OECO has filed all Tax Returns that it was required to file, except where the failure to file would not have a Material Adverse Effect.

                        (b)    For taxable periods ended on or
after December 31, 1991, each of the Company and the Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, except where the failure to so withhold and pay would not have a Material Adverse Effect.

                        (c)    To the Knowledge of the Company,
the Company and the Subsidiary do not expect any authority to assess any additional Taxes with respect to any Tax Returns that have been filed. There is no current dispute or claim concerning any Tax Liability of the Company or the Subsidiary which was claimed or raised by any authority in writing or in person by any agent of such authority. Schedule 4.15 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Subsidiary for taxable periods ended on or after December 31, 1991, and indicates those Tax Returns that have been audited. The Company has delivered to Reptron correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by either of the Company or the Subsidiary for taxable periods ended on or after December 31, 1991.

                        (d)    Neither the Company nor the
Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except for any such waiver or extension that has expired and except as disclosed on Schedule 4.15.

                        (e)    Neither the Company nor the
Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments not deductible under Section 280G of the Code, other than payments described by counsel for the respective parties hereto in writing. Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was either OECO or the Company) or (B) except as set forth on
Schedule 4.15, has any Liability for the Taxes of any Person (other than OECO, the Company and the Subsidiary) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                        (f)    The unpaid Taxes of the Company
and the Subsidiary (A) did not, as of December 31, 1997, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Subsidiary's Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary in filing their Tax Returns.

                        (g)    Schedule 4.15 sets forth the
following information in accordance with the Tax Returns as filed by OECO, the Company and the Subsidiary as to (A) the amount of any unused operating loss, unused net capital loss, unused investment, foreign or other credit, or excess charitable contribution allocable to the Company or the Subsidiary; and (B) the amount of any deferred gain or loss allocable to the Company or the Subsidiary arising out of any deferred intercompany transaction as that term is used in regulations pertaining to a Controlled Group of Corporations filing a consolidated return.

                        (h)    The Prior Transactions will not
result in taxable gain to the Company except as may be realized in connection with the Distribution.

         Section 4.16 Material Contracts. Schedule 4.16 lists the following contracts and other agreements to which the Subsidiary is a party (each a "Material Contract") that remain in full force and effect or may otherwise be enforced and which are not otherwise disclosed in the Subsidiary Financial Statements or the notes thereto or as otherwise agreed to by counsel for the respective parties hereto in writing:

                        (a)    any agreement (or group of related
agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per year;

                        (b)    any agreement (or group of related
agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year;

                        (c)    any agreement concerning a
partnership or joint venture;

                        (d)    any agreement (or group of related
agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                        (e)    any agreement concerning non-
solicitation or noncompetition or agreements not to hire;

                        (f)    any currently in effect profit
sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any current or former directors, officers, and employees;

                        (g)    any collective bargaining
agreement;

                        (h)    any agreement for the employment
of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits that is not terminable at will;

                        (i)    any agreement under which it has
advanced or loaned (or agreed to advance or loan) any amount in excess of $5,000 to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                        (j)    any contract of indemnity or
guarantee or agreement to hold harmless.

The Subsidiary has delivered to Reptron a correct and complete copy of each written agreement listed on Schedule 4.16 (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger, and to the Knowledge of the Subsidiary, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement; and (C) to the Knowledge of the Subsidiary, no party has repudiated any provision of any such agreement.

         Section 4.17   Real Property and Leases. (a)  Schedule
4.17 lists all parcels of real property owned or leased by the Subsidiary. With respect to each parcel of owned real property, the Subsidiary has good and marketable title to the real property, free and clear of any mortgage, security interest, easement, covenant, or other restriction, except those of record and those set forth on Schedule 4.17. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, and in full force and effect. To the Knowledge of the Subsidiary, all facilities owned or leased have received all approvals of applicable Governmental Entities (including licenses and permits) required in connection with the operation thereof.

                         (b)   The Subsidiary has delivered to
Reptron a true and complete copy of every lease under which the Subsidiary is a tenant or subtenant (and for each sublease, true and complete copies of all leases to which the sublease is subject), and each such lease is described on Schedule 4.17 of this Agreement.

                        (c)    To the Knowledge of the
Subsidiary, each lease is in full force and effect and has not been assigned, modified, supplemented, or amended except as described on Schedule 4.17 of this Agreement, and neither the Subsidiary, nor, to the Knowledge of the Subsidiary, the landlord or sublandlord under any lease is in default under any of the leases, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any lease to terminate any such lease.

                        (d)    Each lease sets forth the entire
agreement between the landlord or sublandlord and the Subsidiary, and there are no amendments, oral or written, except as set forth on Schedule 4.17 of this Agreement, and no landlord or sublandlord has the presently exercisable right to cancel or terminate any lease.

                        (e)    There are no outstanding or
unsatisfied obligations of the Subsidiary to perform any leasehold improvement or other work or to reimburse or pay for any such work under any of the leases.

                        (f)    There are no outstanding or
unsatisfied obligations of the Subsidiary for any leasing commissions under any of the leases.

                        (g)    The Subsidiary has (without
exception) a good and insurable leasehold estate to all Real
Property that it leases, free and clear of all Security Interests except those of record and those set forth on Schedule 4.17.

         Section 4.18   Tangible Personal Property.

                        (a)    Except as set forth in the
Subsidiary Financial Statements and Schedule 4.18 to this Agreement, the Subsidiary is the sole lawful and beneficial owner of its tangible personal property (other than tangible personal property that the Subsidiary has the right to use in its business pursuant to valid and enforceable contracts), free and clear of all Security Interests, and it has good and marketable title to all such property. All of such tangible personal property is in good and serviceable condition, with such exceptions as arose in the Ordinary Course of Business and could not reasonably be expected to have a Material Adverse Effect on the Subsidiary.

                        (b)    The depreciation schedule for the
Subsidiary, setting forth all material tangible personal property existing on the date of this Agreement, has previously been delivered to Reptron and is true and correct in all respects.

                        (c)    Except as set forth on Schedule
4.18 of this Agreement, the Subsidiary has not removed or permitted the removal of any tangible personal property from its business premises since the Most Recent Financial Statement, except in the Ordinary Course of Business.

         Section 4.19   Environmental and Employee Safety
Matters.

                        (a)    Except as set forth on Schedule
4.19 of this Agreement, the Subsidiary, and its predecessors and Affiliates, other than OECO, has, to its Knowledge, after due inquiry, complied with all Environmental, Health, and Safety Laws, and no action, suit, proceedings, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
 Without limiting the generality of the preceding sentence, the Subsidiary and its respective predecessors and Affiliates has, to its Knowledge, after due inquiry, obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

                        (b)    Except as set forth on Schedule
4.19 of this Agreement, the Subsidiary does not have, to its Knowledge, after due inquiry, any Liability (and none of the Subsidiary, or its respective predecessors and Affiliates has, to its Knowledge, after due inquiry, handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Subsidiary giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or, personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                        (c)    Except as set forth on Schedule
4.19 of this Agreement, all properties and equipment used in the business of the Subsidiary, and its predecessors and Affiliates have, to the Knowledge of the Subsidiary, after due inquiry, been free of underground storage tanks, underground injection wells, radioactive materials, asbestos, PCB's, methylene chloride, trichloroethylene, trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                        (d)    Except as set forth on Schedule
4.19 of this Agreement, there are no environmental reports, assessments, audits or studies relating to the Subsidiary or to any property currently or formerly owned, operated or leased by the Subsidiary of which the Subsidiary has Knowledge, after due inquiry.

         Section 4.20   Intellectual Property.

                        (a)    The Subsidiary owns or has the
right to use pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for or used in the operation of the businesses of the Subsidiary as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Subsidiary immediately prior to the Effective Time shall remain owned or available for use by the Surviving Corporation and the Subsidiary on identical terms and conditions as of the Effective Time. The Subsidiary has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that the Subsidiary owns or uses.

                        (b)    Except as set forth on Schedule
4.20(d) of this Agreement, the Subsidiary has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Subsidiary has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Subsidiary, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Subsidiary.

                        (c)    Schedule 4.20(a) of this Agreement
identifies each trademark, copyright and patent registration that has been issued to the Subsidiary with respect to any of its Intellectual Property, identifies each pending trademark, copyright or patent application or application for registration that the Subsidiary has made with respect to any of its Intellectual Property. Schedule 4.20(b) identifies each trade name, trademark and service mark (whether or not registered), used by the Subsidiary. Schedule 4.20(c) identifies each license, agreement, or other permission that the Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Subsidiary has delivered to Reptron correct and complete copies of all such trademarks, copyrights, trade names, service marks, patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Reptron correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

                        (d)    As to each item of Intellectual
Property required to be identified in Schedule 4.20:

                               (i)     the Subsidiary possesses
all right, title, and interest in and to the item of Intellectual
Property, free and clear of any Security Interest, or other restriction other than a license;

                               (ii)    other than those items of
Intellectual Property required to be identified in
Schedule 4.20(c), the Subsidiary possesses all right, title, and interest in and to the item, free and clear of any license;

                               (iii)   the item of Intellectual
Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                               (iv)    no action, suit,
proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Subsidiary, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item of Intellectual
Property; and

                               (v)     the Subsidiary has never
agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item of Intellectual Property.

                        (e)    Schedule 4.20(e) identifies each
item of Intellectual Property that any third party owns and that the Subsidiary uses pursuant to license, sublicense, agreement, or permission. The Subsidiary has delivered to Reptron correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.20:

                               (i)     the license, sublicense,
agreement, or permission is in full force and effect;

                               (ii)    the license, sublicense,
agreement, or permission shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger;

                               (iii)   the Subsidiary, as party
to the license, sublicense, agreement, or permission is not in breach or default, and no event has occurred that, with notice of default, would permit termination, modification, or acceleration thereunder;

                               (iv)    the Subsidiary, as party
to the license, sublicense,
 agreement, or permission, has not repudiated any provision thereof;

                               (v)     with respect to each
sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

                               (vi)    to the Knowledge of the
Subsidiary, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                               (vii)   to the Knowledge of the
Subsidiary, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Subsidiary, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                               (viii)  the Subsidiary has not
granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.


                        (f)    the Subsidiary shall not, to its
Knowledge, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

         Section 4.21 Insurance Policies. Schedule 4.21 of this Agreement sets forth a complete and correct list and description of the subject matter of all insurance policies which insure the Subsidiary with respect to its business, identifying the type of insurance, and true and complete copies of such policies have been delivered to Reptron. The Subsidiary has complied with all the material provisions of such policies, and the policies are in full force and effect. Such policies provide coverage in amounts and covering such risks as are adequate in accordance with customary industry practice to protect the assets and the business of the Subsidiary.

         Section 4.22 Certain Business Practices. The Subsidiary has not made, or to the Subsidiary's Knowledge, no officers, directors, employees, consultants or agents or representatives (collectively, the "Personnel") of the Subsidiary (in their capacities as such) has made, directly or indirectly, with respect to the business of the Subsidiary, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad. Additionally, except as set forth on Schedule 4.22 of this Agreement, neither the Subsidiary, nor, to the Subsidiary's Knowledge, any Personnel, know of any act or omission of the Subsidiary or any Personnel that would constitute employment discrimination or other discrimination under applicable law or provide the basis for a Material employment practices claim.

         Section 4.23   Brokers' Fees.  Except as set forth on
Schedule 4.23 or as disclosed on Exhibit A, neither the Subsidiary nor any of its subsidiaries or affiliates has any Liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
         Section 4.24 No Misrepresentations. None of the representations and warranties of the Company or the Subsidiary set forth in this Agreement or in the attached Schedules, notwithstanding any investigation made by Reptron, contains or will contain any untrue statement of a material fact, or omits or will omit the statement of any material fact necessary to render the same not misleading, either at the date of this Agreement or at the Closing Date.

         Section 4.25 Volume Adjustment Agreements. Except as set forth on Schedule 4.25, the Subsidiary is not a party to any agreement under which a customer of the Subsidiary has the right to claim a credit to price, or a vendor has a right to claim an increase in price, for product shipped as a consequence of attaining a designated volume of sales, or failing to attain a designated volume of purchases, as the case may be.

         Section 4.26 Accounts Receivable. Except as set forth on Schedule 4.26, the accounts receivable of the Subsidiary are not subject to a right of set off and no account debtor of the Subsidiary has asserted a contractual right for non-payment of any open account receivable of the Subsidiary.

                        ARTICLE V
              Representations and Warranties
                   of Reptron and Huron

         Reptron and Huron represent and warrant to the Company as follows:

         Section 5.1    Organization.  Each of Reptron and
Huron is a corporation duly organized, validly existing, and has active status under the laws of the State of Florida.

         Section 5.2 Authority. Reptron and Huron have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Reptron and Huron and no other corporate proceeding on the part of Reptron or Huron is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Reptron and Huron, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Reptron and Huron, as the case may be, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors' rights generally or general principles of equity.

         Section 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be
required under, and other applicable requirements of, the HSR Act and the FBCA, neither the execution, delivery, or performance of this Agreement by Reptron and Huron, nor the consummation by Reptron and Huron of the transactions contemplated hereby, nor compliance by Reptron and Huron with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws of Reptron and Huron,
(b) require any filing with, or permit, authorization, consent, or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect on Reptron), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Reptron is a party or by which it or any of its properties or assets may be bound, or
(d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Reptron or Huron or any of their properties or assets, except in the case of (c) and (d) for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Reptron.

         Section 5.4    Financing.  Reptron has sufficient cash
reserves available to complete the transactions contemplated by this Agreement.

         Section 5.5 No Misrepresentations. None of the representations and warranties of Reptron set forth in this Agreement or in the attached Schedules contain or will contain any untrue statement of a material fact, or omit or will omit the statement of any material fact necessary to render the same not misleading, either at the date of this Agreement or at the Closing Date.

         Section 5.6    Brokers' Fees.  Except as set forth on
Schedule 5.6 or as disclosed on Exhibit A, neither Reptron nor Huron has any Liability or obligation to pay any fees, commissions, or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                         ARTICLE VI
                          Covenants

         Section 6.1 Best Efforts; Further Assurances; Cooperation. Subject to the other provisions in this Agreement, the parties to this Agreement shall each use all reasonable efforts to perform their respective obligations under this Agreement and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement, including those contemplated by Section 6.9, and to cause the Merger and the other transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement, and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement. Provided the applicable
<PAGE)
account debtor is not in material default of any obligation under a contract between it and the Subsidiary, and further provided that the current ratio or net worth of the applicable account debtor has not materially deteriorated from the Closing Date, neither the Subsidiary, the Surviving Corporation, nor Reptron, nor any of them, nor their successors or assigns, shall do anything to materially and adversely effect the collectability of any Outstanding Receivable assigned by Reptron to a Person designated by the Shareholder Representative pursuant to subsections 8.3(b) and 8.3(c) of this Agreement.

         Section 6.2 Shareholders' Meeting. The Company shall (a) cause a meeting of the Shareholders to be duly called and held as soon as reasonably practicable, or shall cause a written consent in lieu of such meeting to be executed, for the purpose of considering and acting upon this Agreement and all actions contemplated hereby which require the approval of the Shareholders (the "Shareholders' Meeting"), (b) recommend approval of this Agreement to the Shareholders, and (c) use all reasonable efforts to cause such meeting (or consent in lieu of such meeting) to take place and to obtain the approval by the Shareholders of the Merger and the other transactions contemplated by this Agreement. The Company shall provide copies of proposed communications to the Shareholders to Reptron prior to mailing.

         Section 6.3 Notices and Consents. The Subsidiary will give any notices to third parties, and will use all reasonable efforts to obtain any third party consents that are required to be obtained under any contract to which the Subsidiary is a party, or that Reptron reasonably may request, in connection with the matters referred to in Section 4.5 of this Agreement or required to be obtained under any contract.

         Section 6.4 Regulatory Matters and Approvals. Each of the parties will, and the Company will cause OECO and the Subsidiary to, give any notices to, make any filings with, and use all reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Entities in connection with the matters referred to in Section 4.5 and Section 5.3 of this Agreement. Without limiting the generality of the foregoing, Reptron and OECO will each file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and will use all reasonable efforts to obtain an early termination of the applicable waiting period.

         Section 6.5 Operation of Business. The Company will cause the Subsidiary not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business after the execution of this Agreement. Without limiting the generality of the foregoing, the Subsidiary will not, without the written consent of Reptron, which consent will not be unreasonably withheld or delayed:

                        (a)    authorize or effect any change in
its articles of incorporation or bylaws;

                        (b)    grant any options, warrants, or
other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock, except as agreed to by counsel for the respective parties hereto in writing;

                        (c)    except to the extent contemplated
by this Agreement, and except for a dividend in an amount equal to $1,300,000 to be paid by the Subsidiary to OECO prior to completion of the Prior Transactions, declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                        (d)    issue any note, bond, or other
debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business, except for borrowings in an amount equal to $1,300,000 related to the payment of a dividend by the Subsidiary to OECO prior to completion of the Prior Transactions;

                        (e)    grant any Security Interest upon
any of its assets outside the Ordinary Course of Business;

                        (f)    make any capital investment in,
make any loan to, or acquire the securities or assets of, any other Person outside the Ordinary Course of Business;

                        (g)    make any change in employment
terms for any of its directors, officers, or employees;

                        (h)    sell, lease, transfer, or dispose
of any of its properties or assets, waive or release any rights or cancel, compromise, release, or assign any indebtedness owed to it or any claims held by it, except in the Ordinary Course of Business;

                        (i)    fail to perform in all material
respects its obligations under Material Contracts (except those being contested in good faith) or enter into, assume, or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the Ordinary Course of Business;

                        (j)    permit any insurance policy naming
it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse or be reduced prior to the Effective Time, unless the Subsidiary makes reasonable efforts to obtain simultaneously with such termination or cancellation replacement policies providing substantially the same coverage on commercially reasonable terms and, if so available, such policies are in full force and effect;

                        (k)    enter into any union, collective
bargaining, or similar agreement; or

                        (l)    enter into any agreement to do any
of the things described in clauses (a) through (k) above.

         Section 6.6 Full Access. The Subsidiary will permit representatives of Reptron, during normal business hours, and, without disrupting normal business operations, to have full supervised access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Subsidiary. Reptron will treat and hold as such any Confidential Information it receives from any of the Company, the Subsidiary, OECO or from other third parties pertaining to the Subsidiary in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Subsidiary all tangible embodiments (and all copies) thereof that are in its possession. The Subsidiary will cause its auditing firm to permit Reptron and its representatives, including its auditing firm, to review the work papers of the auditing firm of the Subsidiary relating to their examination of the Subsidiary Financial Statements and Tax Returns. No investigation made by or on behalf of Reptron shall affect the representations and warranties of the Subsidiary.

         Section 6.7 Notice of Developments. Each party will give prompt written notice to the other of any adverse development causing a Material breach of any of its own representations and warranties in Articles IV and V above. No disclosure by any party pursuant to this Section, however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Reptron will give prompt written notice to the Company of any fact or condition or event of which Reptron becomes aware which could constitute a misrepresentation, breach of warranty or breach of covenant by the Company or the Subsidiary. Notwithstanding the foregoing, Reptron's failure to so notify the Company will not provide a defense or right of set off to a claim asserted by Reptron for such misrepresentation or breach with respect to damages suffered by Reptron except and only to the extent that the accruing of such damages could have been mitigated by such notice.

         Section 6.8 Exclusivity. From the date of this Agreement until the Effective Time or until this Agreement is terminated as provided in Article IX, the Company shall not, directly or indirectly, through any officer, director, agent, shareholder or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, directly or indirectly, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or authorize or permit any of the officers, directors or employees of the Company or the Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Subsidiary to take any such action, and the Company shall notify Reptron of such action orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or the Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to Reptron a copy of such inquiry or proposal; provided, however, nothing contained in this Section 6.8, shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the Shareholders (after consulting with its financial advisors, and determining after consulting with counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) a superior proposal. A "superior proposal" shall mean an unsolicited bona fide acquisition proposal made by a third party on terms that a majority of the members of the Company's Board of Directors determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) would in terms of price be materially more favorable to the Shareholders than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with an independent financial advisor), is reasonably capable of being financed by such third party. If the Company accepts a superior proposal in writing, within five business days of such acceptance, it shall pay to Reptron by wire transfer the sum of $1,000,000 as a termination fee.

         Section 6.9    Completion of Prior Transactions.
Prior to consummation of the Merger, the parties thereto shall use their best efforts to complete the Prior Transactions. Except in connection with the Distribution and except as set forth on Exhibit A with respect to obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, the Company shall not have incurred, directly or indirectly through any subsidiary or affiliate, any obligations or liabilities with respect to the Prior Transactions.

         Section 6.10 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance unless Reptron is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable Nasdaq rules.

         Section 6.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses (including any brokerage commissions or any finder's or investment banker's fees and including attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 6.12 Antitrust Challenges. In the event a suit is instituted challenging the Merger as violative of the antitrust laws, each of Reptron and the Company will use all reasonable efforts to defend against such suit, except that the Company shall not be required to incur legal fees in excess of $100,000 in the defense of any such suit. Reptron and the Company will use all reasonable efforts to take such action as may be required by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger; provided, however, Reptron shall not be required to agree to any divestiture by Reptron or the Subsidiary or any of their respective subsidiaries of any shares of capital stock or of any business, properties or assets of Reptron or the Subsidiary or any of their respective subsidiaries, or to the imposition of any material limitation on the ability of Reptron, the Subsidiary or any of their respective subsidiaries to conduct their respective businesses or to own or exercise control of such stock, business, properties or assets.

         Section 6.13 Tax Returns. Reptron shall file the consolidated corporate federal and state income tax return for the Company, OECO, New OECO Corporation, the Subsidiary and HECO-MD for the tax period commencing January 1, 1998 in such a manner as to minimize any tax payable with respect to the Prior Transactions. The Shareholder Representative shall have the right to review such tax returns prior to their filing and, provided that the changes do not result in a material increase in the tax liability of the consolidated group which includes Reptron and the Surviving Corporation, to require any reasonable changes, within the law, to such tax returns which would result in a lower amount of tax payable.

         Section 6.14 Payments from Sypris Lawsuit. On or after January 1, 1999, any payments, up to but not exceeding in the aggregate the amount, if any, released by the Escrow Agent to Reptron on December 31, 1998 in connection with the termination of the Inventory Escrow Fund, received by the Subsidiary, the Surviving Corporation or Reptron, or any of them or their successors or assigns, in settlement of or as a result of obtaining a judgment in the lawsuit pending on the date of this Agreement by the Subsidiary against Sypris Solutions, Inc., formerly known as Group Technologies Corporation ("Sypris") shall, within five business days of receipt, be paid by the receiving party to an account designated by the Shareholder Representative or, after the termination of his appointment, to OECO-LLC

         Section 6.15. Payments With Respect to OECO Tax Liability. Any refund payment received by the Subsidiary, the Surviving Corporation or Reptron, or any of them or their successors or assigns, due to overpayment prior to the Closing Date of the corporate federal and state income tax payable with respect to the operations of OECO for the taxable periods ending on or before December 31, 1997 shall be paid by the Subsidiary within five business days of receipt to an account designated by OECO-LLC. Further, the amount of any positive difference between: (i) the amount of the estimated aggregate federal and state corporate income tax liability, as stated in the certificate of the Chief Financial Officer of OECO-LLC and provided to Reptron pursuant to Section 7.2(e) above, for the Company, OECO, New OECO, OECO-DEL and OECO-LLC for the tax period commencing January 1, 1998 and ending on the Closing Date, and
(ii) the amount of federal and state corporate income tax allocable to the Company, OECO, New OECO, OECO-DEL and OECO-LLC for such period as stated in the tax returns filed by Reptron pursuant to Section 6.3, above, shall be paid by the Subsidiary to an account designated by OECO-LLC, within five business days of the filing of the returns. The tax calculated for the short period ending on the Closing Date shall be determined without taking into account the deductions attributable to the grant, exercise or waiver of stock options by, or supplemental compensation paid or accrued to, the employees of the Company or the Subsidiary, and the corporate surtax exemption shall be allocated among the members of the consolidated group consisting of OECO, New OECO, OECO-DEL, OECO-LLC, the Company and the Subsidiary in proportion to pre-tax income of each such entity for such period.

         Section 6.16 OECO-LLC Tax Elections. The Company, on behalf of itself and its successors and assigns, shall not cause OECO-LLC to elect to be treated other than as a partnership for purposes of state and federal income taxation for a period of two years from the Closing Date.

                         ARTICLE VII
                          Conditions

         Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of the Company, OECO-LLC, Reptron, Huron and the Shareholder Representative to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (any of which may be waived by written agreement between the parties):

                               (a)     Company Shareholder
Approval.  The Company and the Shareholders, as required by
Section 280G(b)(5)(B) of the Code and regulations thereunder, shall approve the payments to any employee of the Subsidiary or HECO-MD which may constitute an "excess parachute payment" as defined under Section 280G of the Code, in order to exempt the deduction related to any such payment from being limited under
Section 280G(a) of the Code.

                               (b)     HSR Act.  All applicable
waiting periods under the HSR Act shall have expired or been terminated.

                               (c)     Execution and Delivery of
Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by all parties thereto.

                               (d)     Opinion and Confirmation
of Arthur Andersen. The Company, Reptron and Huron shall have received an opinion of Arthur Andersen, tax advisors to the Company, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to Reptron, substantially to the effect that:

                                       (A)   Neither the
Shareholders, the Company, nor any company involved in the Prior
Transactions, should recognize gain or loss as a result of the Prior Transactions except for any gain or loss realized and recognized in connection with the Distribution.

                                       (B)   The consolidated
taxable income of OECO for tax years preceding January 1, 1998 should be available for the carry back of net operating losses realized by the consolidated group consisting of the Company, OECO, New OECO Corporation, the Subsidiary and HECO-MD.

                                       (C)   The difference
between the Merger Consideration per share and the option price per share of the stock options granted by the Company, if exercised prior to the Closing Date, should be deductible by the Company for federal and state income tax purposes, as compensation, without limitation by Section 280G of the Code, for the taxable period beginning January 1, 1998.

         Section 7.2 Conditions to the Obligations of Reptron and Huron. The consummation of the Merger is subject to the fulfillment to the satisfaction of Reptron, prior to or at the Closing, of each of the following conditions (any of which may be waived by Reptron):

                        (a)    Completion of Prior Transactions.
 The Prior Transactions shall have been completed to the reasonable satisfaction of Reptron.

                        (b)    Consents, Authorizations, etc.
All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity (other than the filing of the Oregon Articles of Merger and the Florida Articles of Merger with the Secretaries of State of Oregon and Florida, respectively) or with any other third parties (including any third party which will have the right to terminate an agreement with the Subsidiary) which are required for or in connection with, the execution, delivery and performance of this Agreement by the Company and the Subsidiary and the consummation by the Company and the Subsidiary of the transactions contemplated by this Agreement shall have been obtained or made.

                        (c)    Injunction, etc.  The consummation
of the Merger will not violate the provisions of any injunction, order, judgment, decree, law or regulation applicable or effective with respect to the Company, the Subsidiary, Reptron, Huron or their respective officers and directors. No suit or proceeding shall have been instituted by any person, or shall have been threatened by any Governmental Entity, which seeks
(i) to prohibit, restrict or delay consummation of the Merger or to limit in any material respect the right of Reptron to control any material aspect of the business of Reptron, the Subsidiary or the Surviving Corporation after the Effective Time, or (ii) to subject Reptron, the Subsidiary, Huron, or their respective directors or officers to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; provided, however, in the case of (ii) above, Reptron shall have made a good faith determination that a substantial basis exists which would support a finding of such liability against the officers and directors of the Reptron, the Subsidiary or Huron.

                        (d)    Representations and Warranties.
The representations and warranties of the Company and the Subsidiary contained in this Agreement shall have been true and correct in all material respects at the date of this Agreement and shall also be true and correct in all material respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time, and the Company, and the Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

                        (e)    Certificates.  The Company shall
have delivered to Reptron a certificate or certificates, dated as of the Closing Date, of the Chief Executive Officers and the Chief Financial Officers of the Company and the Subsidiary, respectively, to the effect that (i) they are familiar with the provisions of this Agreement and (ii) to their Knowledge, the conditions specified in Section 7.2(c) have been satisfied. Such certificate shall also certify that, to the Knowledge of such officers, there has been no violation by the Company of Sections
6.5 or 6.8 of this Agreement. With respect to the officers of the Company, such certificate shall also specify the number of issued and outstanding shares of Company Common Stock and the number of shares of Company Common Stock approving the Merger. The Company shall also have delivered to Reptron a certificate, dated as of the Closing Date, of the Chief Financial Officer of OECO-LLC which states: (i) (on a consolidated basis) the estimated federal and state income tax liability for the Company, OECO, New OECO, OECO-DEL and OECO-LLC, for the tax period commencing January 1, 1998 and ending on the Closing
Date (The tax calculated for the short period ending on the Closing Date shall be determined without taking into account the deductions attributable to the grant, exercise or waiver of stock options by, or supplemental compensation paid or accrued to, the employees of the Company or the Subsidiary, and the corporate surtax exemption shall be allocated among the members of the consolidated group consisting of OECO, New OECO, OECO-DEL, OECO-LLC, the Company and the Subsidiary in proportion to pre-tax income of each such entity for such period.); (ii) the Closing Expenses of such entities, the Subsidiary, and HECO-Maryland; (iii) that attached to such certificate shall be a true and correct schedule of the assets of OECO-LLC, inclusive of goodwill associated with OECO-LLC, together with the adjusted basis and an estimate of the fair market value of such assets as of the Distribution; (iv) that as of the time immediately prior to the Distribution, the Company was the only member of OECO-LLC; and (v) identification of the number of shares for which dissenters' rights were exercised with respect to any one of the Prior Transactions, or the Merger.

                        (f)    Opinion and Confirmation of
Counsel.

                               (i)     Reptron and Huron shall
have received an opinion or opinions, dated as of the Closing Date, of Tonkon Torp LLP, counsel to the Company, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to Reptron, substantially to the effect that:

                                       (A)   The Company is a
corporation duly incorporated, validly existing, and has active status under the laws of the State of Oregon and has the corporate power and authority to own its properties and assets.

                                       (B)   The authorized
capital stock of the Company consists of 1,000,000 shares of Company Common Stock. The issued and outstanding shares of Company Common Stock are duly authorized, validly issued, and fully paid and non-assessable and to the Knowledge of such counsel, were issued pursuant to available exemptions under federal and state securities laws or applicable statutes of limitation have run with respect to such issuances. To the Knowledge of such counsel, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding. The Company owns all of the outstanding shares of capital stock of the Subsidiary.

                                       (C)   The Company has the
power and authority to execute and deliver this Agreement and the agreements contemplated by this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Oregon Articles of Merger, the Florida Articles of Merger and the Escrow Agreement have been duly approved by the Board of Directors of the Company and the Merger pursuant to this Agreement has been duly approved by the Shareholders. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by general principles of equity.

                                       (D)   The execution or
delivery by the Company of this Agreement and the performance of its obligations under this Agreement will not (with the passage of time or the giving of notice or both): (i) constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon the property of, the Company under (I) any term or provision of the articles of incorporation or bylaws of the Company, (II) any Material Contract, (III) any permit, judgment, decree or order of any Governmental Entity that is listed on Schedule 4.5 or that is known to such counsel or (IV) Oregon or federal law that in the experience of such counsel is normally applicable to transactions of the kind contemplated by this Agreement; or (ii) create or cause the acceleration of the maturity of, any indebtedness, obligation, or liability of the Company that is listed on Schedule 4.17 or that is known to such counsel.

                                       (E)   All corporate and
other actions or proceedings to be taken by OECO, OECO-DEL, OECO-LLC and the Company to authorize and permit the Prior Transactions and the consummation of the transactions contemplated by this Agreement have been duly and properly taken and the Prior Transactions have been completed in accordance with Oregon and Delaware law. The consummation of the Prior Transactions will not constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon the property of, the Company.

                                       (F)   Except for the
filing of the Oregon Articles of Merger and the Florida Articles of Merger with the Secretaries of State of Oregon and Florida, respectively, each consent, authorization, order and approval of, and filing and registration with, any Governmental Entity required to be made or obtained by the Company for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been made or obtained.

                                       (G)   Upon the filing of
the Oregon Articles of Merger and the Florida Articles of Merger with the Secretaries of State of Oregon and Florida, respectively, the Merger shall become effective in accordance with Oregon law.

                        (ii)   Reptron and Huron shall have
received an opinion or opinions, dated as of the Closing Date, of Oppenheimer Wolff & Donnelly, counsel to the Subsidiary, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to Reptron, substantially to the effect that:

                                       (A)   The Subsidiary is a
corporation duly incorporated, validly existing, and has active status under the laws of the State of Minnesota and has the corporate power and authority to own its properties and assets and to conduct its business as it is presently conducted.

                                       (B)   The performance of
the Subsidiary's obligations under this Agreement will not (with the passage of time or the giving of notice or both): (i) constitute a violation of, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any security interest, lien or other encumbrance or adverse claim against, or upon the property of, the Subsidiary under (I) any term or provision of the articles of incorporation or bylaws of the Subsidiary, (II) any Material Contract, (III) any permit, judgment, decree or order of any Governmental Entity that is listed on Schedule 4.5 or that is known to such counsel or (IV) Minnesota or federal law that in the experience of such counsel is normally applicable to transactions of the kind contemplated by this Agreement; or (ii) create or cause the acceleration of the maturity of, any indebtedness, obligation, or liability of the Subsidiary that is listed on Schedule 4.17 or that is known to such counsel.

                        (g)    Certain Antitrust Matters.  No
proceeding shall be pending or threatened with respect to the transactions contemplated by this Agreement and no order, decree or judgment shall have been entered or issued, which, in any such case, would require any divestiture by Reptron or the Company or any of their respective subsidiaries of any shares of capital stock or of any business, properties or assets of Reptron or the Company or any of their respective subsidiaries, or the imposition of any material limitation on the ability of Reptron or the Company or any of their respective subsidiaries to conduct their respective businesses or to own or exercise control of such stock, business, properties or assets.

                        (h)    Dissenters' rights.  Dissenters'
rights under Oregon law shall not have been perfected by holders of in excess of 10% of the outstanding shares of Company Common Stock in connection with the Prior Transactions or the Merger, or under applicable law by holders of in excess of 10% of the outstanding shares of any class of voting stock of any entity required to vote on any of the Prior Transactions.

                        (i)    Shareholder Approval.  The Company
and the Shareholders, as required by Section 280G(b)(5)(B) of the Code and regulations thereunder, shall approve the payments to any employee of the Subsidiary or HECO-MD which may constitute an "excess parachute payment" as defined under Section 280G of the Code, in order to exempt the deduction related to any such payment from being limited under Section 280G(a) of the Code

                        (j)    Oregon Articles of Merger and
Florida Articles of Merger. The Company shall execute and deliver to Reptron Oregon Articles of Merger (with attached plan of merger) and Florida Articles of Merger, in form and substance reasonably acceptable to Reptron, for filing with the Secretaries of State of Oregon and Florida, respectively.

                        (k)    Estoppel Certificates.  The
Subsidiary shall deliver to Reptron an estoppel certificate of each lessor under each lease of Real Property in form and substance satisfactory to Reptron which describes the property leased, the monthly or annual rental, the remaining term of the lease, which certifies that there is not a default under the lease, and which confirms that the lease will continue in full force and effect after the Closing.

                        (l)    Disposition of Options.  All
options to acquire shares of Subsidiary Common Stock shall have been terminated with consideration therefor not less than $2,200,000 and all options to acquire shares of Company Common Stock, if any, as identified by counsel for the respective parties hereto in writing shall have been exercised with full consideration therefor paid to the Company, with full releases (to the reasonable satisfaction of Reptron) being granted to the Company, the Subsidiary, Reptron and Huron, as applicable, by the optionees, and with all applicable payroll tax withholding having been made and all applicable payroll taxes having been paid.

                        (m)    Resignations.  All of the
executive officers and directors of the Company and all directors of the Subsidiary (with respect to their service as directors) shall have submitted their resignations.

                        (n)    Additional Certificates, etc.  The
Company and the Subsidiary shall have furnished to Reptron such additional certificates, opinions, and other documents as Reptron may have reasonably requested as to any of the conditions set forth in Sections 7.1 and 7.2.

         Section 7.3    Conditions to Obligations of the
Company. The consummation of the Merger is subject to the fulfillment to the satisfaction of the Company, prior to or at the Effective Time, of each of the following conditions (any of which may be waived by the Company):

                        (a)    Consents, Authorizations, etc.
All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Entity, (other than the filing of the Oregon Articles of Merger and the Florida Articles of Merger with the Secretaries of State of Oregon and Florida, respectively) which are required for or in connection with the execution and delivery of this Agreement by Reptron and Huron and the consummation by Reptron and Huron of the transactions contemplated hereby shall have been obtained or made.

                        (b)    Injunction, etc.  The consummation
of the Merger will not violate the provisions of any injunction, order, judgment, decree, law, or regulation applicable or effective with respect to the Company, the Subsidiary, or their respective officers or directors. No suit or proceeding shall have been instituted by any person, or, shall have been threatened by any Governmental Entity, which seeks to subject the Company, the Subsidiary, or their respective directors or officers, to material liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement; provided, however, that the Company shall have made a good faith determination that a substantial basis exists which would support a finding of such liability against the officers and directors of the Company or the Subsidiary.

                        (c)    Representations and Warranties.
The representations and warranties of Reptron and Huron contained in this Agreement shall have been true and correct in all respects at the date of this Agreement and shall also be true and correct in all respects at and as of the Effective Time, except for changes contemplated in this Agreement, with the same force and effect as if made at and as of the Effective Time or except where the failure of any representation or warranty to be correct would not have a Material Adverse Effect on the ability of Reptron to consummate the Merger; and Reptron shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

                        (d)    Certificate.  Reptron shall have
delivered to the Company a certificate, dated as of the Closing Date, of the Chief Operating Officer and the Chief Financial Officer of Reptron to the effect that (i) they are familiar with the provisions of this Agreement and (ii) to their Knowledge, the conditions specified in Section 7.3(c) have been satisfied.

                        (e)    Reptron Payment.  Reptron shall
tender payment of the Closing Expenses, the Merger Consideration, fully fund the Escrow Funds at the Closing pursuant to Section
2.2 of this Agreement and , prior to or on the Closing Date, shall have made all payments to the Subsidiary or the Shareholder Representative related to the surrender and termination of all stock options of the Subsidiary and the Subsidiary's payment of supplementary compensation payments to its executive officers.

                        (f)    Opinion and Confirmation of
Reptron's Counsel.

                               (i)     The Company shall have
received an opinion or opinions, dated as of the Closing Date, of Holland & Knight LLP, counsel to Reptron, in form and substance and with such exceptions and limitations as shall be reasonably satisfactory to the Company, substantially to the effect that:

                                       (A)   Reptron and Huron are
corporations duly incorporated, validly existing, and have active status under the laws of Florida and have the corporate power and authority to own their respective properties and assets and to conduct their respective businesses as they are presently conducted.

                                       (B)   Each of Reptron and
Huron has the power and authority to execute and deliver this Agreement and the Escrow Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Oregon Articles of Merger, the Florida Articles of Merger and the Escrow Agreement have been duly approved by the Boards of Directors of Reptron and Huron. This Agreement and the Escrow Agreement have been duly executed and delivered by Reptron and Huron and are valid and binding agreements of Reptron and Huron, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by general principles of equity.

                        (g)    Articles of Merger.  Reptron shall
execute and deliver Oregon Articles of Merger (with attached plan of merger), in form and substance reasonably acceptable to the Company, for filing with the Oregon Secretary of State.

                        (h)    Additional Certificates, etc.
Reptron shall have furnished to the Company such additional certificates, opinions, and other documents as the Company may have reasonably requested as to any of the conditions set forth in Sections 7.1 and 7.3.

                           ARTICLE VIII
          Remedies for Breaches of this Agreement

         Section 8.1 Survival of Representations, Warranties, and Covenants. The representations, warranties, covenants, indemnification provisions, and agreements of the Company made or set forth in this Agreement (including the Exhibits and Schedules to this Agreement), or in any certificate or document delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the Closing Date, the consummation of the Merger, and any investigation made by the parties and shall continue in full force and effect thereafter for the period provided in this Agreement. The confidentiality provisions of the Letter of Intent shall survive for the period of time provided therein.

         Section 8.2    Shareholder Representative.

                        (a)    Prior to the Closing Date, the
holders of a majority of the shares of Company Common Stock shall select a Person (the "Shareholder Representative") to act for and on behalf of all Shareholders with respect to all matters arising in connection with Article VIII or the Escrow Agreement, including without limitation, the power and authority, in his or her sole discretion, to:

                               (i)     take any action
contemplated to be taken by the Shareholder Representative under Article VIII or the Escrow Agreement;

                               (ii)    negotiate, determine,
defend and settle any dispute which may arise under Article
VIII or the Escrow Agreement;

                               (iii)   agree with Reptron on
behalf of the Shareholders as to the amount of the Closing Expenses and the amount to be deposited in each of the General Accounts Receivable Escrow Fund and the Inventory Escrow Fund; and

                               (iv)    make, execute,
acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with Article VIII or the Escrow Agreement.

                        (b)    The holders of a majority of
shares of Company Common Stock may replace the Shareholder
Representative at any time with a substitute Shareholder
Representative who shall have all the powers and responsibilities of the Shareholder Representative set forth in this Article VIII.

                        (c)    Neither the Shareholder
Representative, nor any substitute Shareholder Representative, shall be liable to any Person for any action taken or any omission to act in good faith in connection with the Shareholder Representative's responsibilities as Shareholder
Representative.

                        (d)    Promptly following his or her
selection, the Shareholder Representative, or any substitute Shareholder Representative, shall provide Reptron with a written certification of his or her selection and of the address for notices to such Shareholder Representative. Reptron may thereafter deal exclusively with the Shareholder Representative in connection with the claims procedure in reliance on such certification. Whenever in connection with the provisions of this Article VIII Reptron shall receive any certificate or other written correspondence from the Shareholder Representative, such certificate or other written correspondence shall be full authorization to Reptron for any action taken or suffered in good faith by it under the provisions of this Article VIII in reliance thereon.

         Section 8.3    Indemnification.

                        (a)    General Escrow Fund.  The
Surviving Corporation and Reptron (the Surviving Corporation and Reptron are together, along with their respective successors and assigns, referred to herein as the "Indemnified Parties," and each of the Surviving Corporation and Reptron respectively, along with its respective successors and assigns, is referred to herein as an "Indemnified Party") shall be held harmless and indemnified exclusively by the General Escrow Fund from and against any Loss, specifically excluding claims arising pursuant to subsections 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f) or 8.3(g) below, that the Indemnified Parties may for any cause at any time sustain or incur (on an after-tax basis) as a result of any misrepresentation or breach of any warranty, covenant, agreement or obligation made by the Company or the Subsidiary under this Agreement or in any Schedule, Exhibit, certificate or other instrument delivered pursuant to this Agreement; provided, however, that if the indemnification provided pursuant to subsection 8.3(e) or 8.3(f) below proves insufficient, the Indemnified Parties shall be indemnified by the General Escrow Fund subject to the limitations of this Section 8.3(a).

                               (i)     No Indemnified Party
shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this subsection 8.3(a) until the aggregate Losses for which the Indemnified Parties would be otherwise entitled to receive indemnification exceed $200,000 (the "Threshold"); provided, however, that once such aggregate Losses exceed the Threshold, such Indemnified Party shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold; and provided further, however, that such aggregate Losses shall be determined without regard to the Materiality threshold of any representation, warranty or covenant.

                               (ii)    Except as provided in
subsections 8.3(b), 8.3(c), 8.3(d), 8.3(e), 8.3(f) or 8.3(g),
all representations, warranties, covenants, indemnification provisions, and agreements of the Company and the Subsidiary made or set forth in this Agreement (including the Exhibits and Schedules to this Agreement) or in any certificate or document delivered pursuant to this Agreement, shall survive the Closing Date for a period of fifteen months.

                        (b)    General Accounts Receivable
Escrow Fund. The Indemnified Parties shall be held harmless and indemnified exclusively by the General Accounts Receivable Escrow Fund from and against any loss, specifically excluding claims arising pursuant to subsection 8.3(c), that the Indemnified Parties may incur as a result of the uncollectability of any account receivable of the Subsidiary more than 90 days past due (relative to shipment date) three business days prior to the Closing Date, any outstanding account receivable of the Subsidiary with respect to Sypris, any amount due to the Subsidiary with respect to any Note Receivable and any outstanding account receivable of the Subsidiary with respect to Hayes Microcomputer Products, Inc., formerly known as Access Beyond, Inc. ("Hayes"), more than 30 days past due (relative to shipment date) three business days prior to the Closing Date. The General Accounts Receivable Escrow Fund shall be reduced by the amount of the reserve of the Subsidiary for bad debts as of three business days prior to the Closing Date.

                               (i)     Other than for any
outstanding account receivable of Sypris or the outstanding Note Receivable, the General Accounts Receivable Escrow Fund shall be divided into two portions for each account debtor for which an account receivable constitutes part of the General Accounts Receivable Escrow Fund. Those accounts receivable against which the account debtor has not, as of the Closing Date, asserted a contractual basis for non-payment shall be designated as "Undisputed Accounts." Those accounts receivable against which the account debtor has, as of the Closing Date, asserted a contractual basis for non-payment shall be designated as "Disputed Accounts." All payments received from an account debtor on an account receivable constituting part of the General Accounts Receivable Escrow Fund, notwithstanding any proposed application of such payment to particular amounts outstanding by such account debtor, shall first be applied to the earliest dated invoice for Undisputed Accounts with respect to such account debtor which gives rise to a receivable covered by the General Accounts Receivable Escrow Fund. During the pendency of the General Accounts Receivable Escrow

 Fund, the General Accounts Receivable Escrow Fund and the Undisputed Accounts for each account debtor for which an account receivable constitutes part of the General Accounts Receivable Escrow Fund shall be reduced on a dollar-for-dollar basis by the amount of any such payment received (other than for a Disputed Account) from such account debtor by the Subsidiary, the Surviving Corporation or Reptron, or any of them, or their successors or assigns. If, during the pendency of the General Accounts Receivable Escrow Fund, an account debtor makes payment specifically applying to a Disputed Account, the General Accounts Receivable Escrow Fund and the Disputed Accounts for such account debtor shall be reduced on a dollar-for-dollar basis by the amount of any such payment. Within five business days of the receipt of any of the above payments by the Subsidiary, the Surviving Corporation or Reptron, or any of them, or their successors or assigns, the Person which receives such payment shall direct the Escrow Agent to transfer from the General Accounts Receivable Escrow Fund and transmit to an account designated by the Shareholder Representative payment in the amount of any such payment so received.

                               (ii)    On December 31, 1998,
any amount remaining in the General Accounts Receivable Escrow Fund not previously transmitted to an account designated by the Shareholder Representative as provided in subsection 8.3(b)(i) shall be released by the Escrow Agent to Reptron, and Reptron shall assign any outstanding account receivable or Note Receivable subject to this subsection 8.3(b)(ii) to a Person designated by the Shareholder Representative. Any such account receivable or Note Receivable assigned by Reptron to such Person shall be free and clear of any Security Interests of others which arise or are created during the pendency of the General Accounts Receivable Escrow Fund. Each such assignment shall vest in such Person all the right, title and interest in and to any account receivable or Note Receivable assigned. Ten business days prior to December 31, 1998, Reptron shall notify account debtors that payments made with respect to any account receivable or Note Receivable subject to the General Accounts Receivable Escrow Fund shall be transmitted to the account designated by the Shareholder Representative from and after such date. From and after such date, any payment received by the Subsidiary, the Surviving Corporation or Reptron, or any of them, or their successors or assigns, with respect to any such account receivable or Note Receivable shall be immediately transmitted by any such Person to the account designated by the Shareholder Representative.

                        (c)    Ariel Accounts Receivable Escrow
Fund. The Indemnified Parties shall be held harmless and indemnified exclusively by the Ariel Accounts Receivable Escrow Fund from and against any loss which the Indemnified Parties may incur as a result of the uncollectability of any outstanding account receivable with respect to invoices of the Subsidiary issued to Ariel Corporation ("Ariel") pursuant to purchase orders of Ariel accepted by the Subsidiary prior to the Closing Date and which accounts receivable are more than 45 days past due (relative to shipment date) on the date which is 180 days after the Closing Date (an "Eligible Ariel Account Receivable").

                               (i)     On each of the dates
which are 135 and 180 days after the Closing Date and on December 31, 1998, the Ariel Accounts Receivable Escrow Fund shall be reduced on a dollar-for-dollar basis by the difference between the amount remaining in the Ariel Accounts Receivable Escrow Fund on such date and the sum of the outstanding unpaid invoices of the Subsidiary issued to Ariel pursuant to purchase orders of Ariel accepted by the Subsidiary prior to the Closing Date which are dated on or before the 135th day following the Closing Date. Within five business days of each such date, Reptron or the Surviving Corporation shall direct the Escrow Agent to transfer from the Ariel Accounts Receivable Escrow Fund and transmit to an account designated by the Shareholder Representative the amount of any such difference. All payments received from Ariel, notwithstanding any proposed application of such payment to particular amounts outstanding with respect to Ariel, shall first be applied to the earliest dated invoice with respect to Ariel which gives rise to a receivable covered by the Ariel Accounts Receivable Escrow Fund.

                               (ii)    On December 31, 1998,
any amount remaining in the Ariel Accounts Receivable Escrow Fund not previously transmitted (or to be transmitted) to an account designated by the Shareholder Representative as provided in subsection 8.3(c)(i) shall be released by the Escrow Agent to Reptron, and, subject to this subsection 8.3(c)(ii), Reptron shall assign any Eligible Ariel Account Receivable to a Person designated by the Shareholder Representative. Any Eligible Ariel Account Receivable assigned by Reptron to such Person shall be free and clear of any Security Interests of others which arise or are created during the pendency of the Ariel Accounts Receivable Escrow Fund. Any such assignment shall vest in such Person all the right, title and interest in and to any Eligible Ariel Account Receivable assigned. Ten business days prior to December 31, 1998, Reptron shall notify Ariel that payments made with respect to any Eligible Ariel Account Receivable shall be transmitted to the account designated by the Shareholder Representative from and after such date. From and after such date, any payment received by the Subsidiary, the Surviving Corporation or Reptron, or any of them, or their successors or assigns, with respect to any Eligible Ariel Account Receivable shall be immediately transmitted by any such Person to the account designated by the Shareholder Representative.

                               (d)     Inventory Escrow Fund.
The Indemnified Parties shall be held harmless and indemnified exclusively by the Inventory Escrow Fund from and against any loss that the Indemnified Parties may incur with respect to the value of the remaining Excess Inventory (as defined in the following sentence) of the Subsidiary on December 31, 1998. As of each Measuring Date (as defined in subsection 8.3(d)(i) below), Excess Inventory means the sum of (y) the Subsidiary's inventory on hand as of May 8, 1998, plus (z) the inventory on order by the Subsidiary as of May 8, 1998, less the sum of:
(r) the inventory on hand or on order by the Subsidiary as of May 8, 1998, (s) dedicated to a product of the Subsidiary pursuant to customer purchase orders accepted by the Subsidiary as of May 8, 1998, (t) set forth on Exhibit G (the "Excluded Inventory") (specifically including inventory on order by the Subsidiary pursuant to cancellable purchase orders or forecasts of customers' of the Subsidiary in excess of inventory dedicated to a product of the Subsidiary pursuant to customer purchase orders accepted by the Subsidiary as of May 8, 1998),
(u) dedicated to a product of the Subsidiary pursuant to customer purchase orders accepted by the Subsidiary since the previous Measuring Date, (v) returned to the supplier of such inventory since the previous Measuring Date (less any return or restocking charges assessed by the supplier), (w) paid for by a customer of the Subsidiary since the previous Measuring Date,
(x) sold to a third party since the previous Measuring Date for the full value of such inventory or, with the consent of the Shareholder Representative, for less than the full value of such inventory; and also less, with respect to such inventory,
(y) any payment received with respect to Excess Inventory since the previous Measuring Date by the Subsidiary, the Surviving Corporation or Reptron, or any of them or their successor or assigns, in connection with the lawsuit pending on the date of this Agreement by the Subsidiary against Sypris, and (z) any payment received, other than pursuant to clause (w) above of this subsection 8.3(d), since the previous Measuring Date, by the Subsidiary, the Surviving Corporation or Reptron, or any of them or their successor or assigns, in connection with any other claim brought by any of them with respect to Excess Inventory. The value of the inventory subject to the Inventory Escrow Fund shall be the amount recorded in accordance with GAAP on the Subsidiary's books and records with respect to such inventory as of May 8, 1998. The value of the Excess Inventory on the Closing Date and on each Measuring Date shall be reduced by the reserve of the Subsidiary for obsolete inventory as of May 8, 1998. The Inventory Escrow Fund shall be funded by Reptron on the Closing Date in an amount which equals the value of the Excess Inventory on May 8, 1998.

                               (i)     On the last day of each
full month following the month of the Closing up to and including December 31, 1998 (each such day and May 8, 1998 is referred to herein as a "Measuring Date"), the Inventory Escrow Fund shall be reduced on a dollar-for-dollar basis by the difference between the value of the Excess Inventory on the previous Measuring Date (if any) and the value of the Excess Inventory on such Measuring Date. Within five business days of each Measuring Date, Reptron or the Surviving Corporation shall direct the Escrow Agent to transfer from the Inventory Escrow Fund and transmit to an account designated by the Shareholder Representative the amount of any such difference. The Subsidiary shall apply inventory subject to the Inventory Escrow Fund to customer purchase orders received by it after the Closing Date prior to placing new purchase orders for parts or components which are included in such inventory.

                               (ii)    On December 31, 1998,
any amount remaining in the Inventory Escrow Fund not previously transmitted (or to be transmitted) to an account designated by the Shareholder Representative as provided in subsection 8.3(d)(i) shall be released by the Escrow Agent to Reptron, and, subject to this subsection 8.3(d)(ii), Reptron shall, at its cost to a location within a 20-mile radius from Hibbing, Minnesota or at the cost of the Shareholder Representative to a location outside of a 20-mile radius from Hibbing, Minnesota, deliver all Subsidiary inventory which constitutes the Excess Inventory on such date to a Person designated by the Shareholder Representative. Any inventory delivered by Reptron to such Person shall be free and clear of any Security Interests of others which arise or are created during the pendency of the Inventory Escrow Fund and shall agree with the quantities provided in the final monthly inventory report by part by customer required by
Section 8.5(a). Any such delivery shall vest in such Person all the right, title and interest in and to any such inventory delivered.

                               (e)     Indemnification with
Respect to OECO Corporation Retirement Plan. The Surviving Corporation and Reptron shall be held harmless and indemnified by OECO-LLC from and against any loss that the Surviving Corporation and Reptron, or either of them or their successors and assigns, may for any cause at any time sustain or incur (on an after-tax-basis) as a result of any underfunding of the "OECO Corporation Retirement Plan" whenever it may arise.

                               (f)     Indemnification with
Respect to OECO Tax Liability. The Surviving Corporation, the Subsidiary and Reptron shall be held harmless and indemnified by OECO-LLC from and against any payment made by, or tax assessed against, any of them or their successors or assigns:
(i) as a result of unpaid federal or state corporate income taxes with respect to the operations of OECO for the taxable periods ending on or before December 31, 1997, or (ii) the amount by which the federal or state corporate income taxes payable with respect to the operations of the Company, OECO, New OECO, OECO-DEL or OECO-LLC for the tax period commencing January 1, 1998 and ending on the Closing Date, exceeds the estimated aggregate federal and state income tax liability for such entities for such period as stated in the certificate of the Chief Financial Officer of OECO-LLC provided to Reptron pursuant to Section 7.2(e) above. In determining the corporate federal and state income tax for such entities for the period ending on the Closing Date, no deduction shall be taken into account which is attributable to the grant, exercise or waiver of stock options by, or supplemental compensation paid or accrued to, the employees of the Company or the Subsidiary, and further, the corporate surtax exemption shall be allocated among the members of the consolidated group consisting of OECO, New OECO, OECO-DEL, OECO-LLC, the Company and the Subsidiary in proportion to pre-tax income of each such entity for such period.

                               (g)     Indemnification with
Respect to Claims by Former OECO Shareholders. The Surviving Corporation and Reptron shall be held harmless and indemnified by OECO-LLC in an amount not to exceed the amount transferred by the Paying Agent to OECO-LLC pursuant to Section 3.2(c) above from and against any loss that the Surviving Corporation and Reptron, or either of them or their successors and assigns, may for any cause at any time sustain or incur (on an after-tax-basis) as a result of claims for the consideration set forth in Section 3.1 above by former holders of shares of OECO Common Stock who fail to surrender their shares of OECO Common Stock for cancellation pursuant to the OECO-DEL Merger.

         Section 8.4 Each Escrow Fund as Exclusive and Independent Remedy. The General Escrow Fund, the General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund or the Inventory Escrow Fund is the exclusive and independent source, subject to the limitations set forth in
Section 8.3 above, from which any potential claim for indemnification by the Indemnified Parties under this Article 8 shall be satisfied (the General Escrow Fund, the General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund and the Inventory Escrow Fund are each described herein as an "Escrow Fund," and are, collectively, described herein as the

"Escrow Funds"); provided, however, that the indemnification obligations of OECO-LLC described in subsections 8.3(e) and 8.3(f) may, to the extent that the assets of OECO-LLC are insufficient to satisfy such indemnification obligations or to the extent that OECO-LLC refuses to fulfill such indemnification obligations with respect to a valid claim and upon proper notice by an Indemnified Party, be provided from the General Escrow Fund, subject to the limitations set forth in Section 8.3(a). Any payment to an Indemnified Party from the General Escrow Fund in connection with the indemnification obligations of OECO-LLC described in subsections 8.3(e) and 8.3(f) shall satisfy such obligations only to the extent of such payment. Any potential claim for indemnification by the Indemnified Parties made against an Escrow Fund with assets insufficient to pay such claim shall remain unsatisfied regardless of whether, at such time, there are amounts remaining in one or more other Escrow Funds.

         Section 8.5    Cooperation with Respect to General
Accounts Receivable Escrow Fund, Ariel Accounts Receivable
Escrow Fund and Inventory Escrow Fund.

                               (a)     Audit and Report.
During the pendency of the General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund or the Inventory Escrow Fund, or any of them, the Shareholder Representative, in his or her sole discretion, may designate agents who shall be permitted, from time to time, during normal business hours, to audit the Subsidiary's records with respect to accounts receivable or the Note Receivable subject to the General Accounts Receivable Escrow Fund, Ariel accounts receivable subject to the Ariel Accounts Receivable Escrow Fund or inventory subject to the Inventory Escrow Fund (such accounts receivable, Note Receivable and Ariel accounts receivable are, collectively, referred to herein as the "Outstanding Receivables"). The Subsidiary shall not less than weekly (with respect to the inventory subject to the Inventory Escrow Fund, not less than monthly) provide to the agent designated by the Shareholder Representative a report detailing payments received with respect to the Outstanding Receivables and payments received with respect to and the disposition of inventory subject to the Inventory Escrow Fund (and reports detailing the Excess Inventory by part by customer) in sufficient detail to allow such agent to determine the proper status of the General Accounts Receivable Escrow Fund, the Ariel Accounts Receivable Escrow Fund and the Inventory Escrow Fund. The information in such reports shall be no more than two days old.

                               (b)     Collection of
Receivables and Disposition of Inventory. On the basis of such reports and with the cooperation of the personnel of the Subsidiary, the Shareholder Representative shall have the authority to direct the collection of the Outstanding Receivables and the disposition of the inventory which is subject to the Inventory Escrow Fund. The Subsidiary, Reptron and the Surviving Corporation shall, during the pendency of such Escrow Funds, use all reasonable and customary efforts to collect the Outstanding Receivables and dispose of the inventory which is subject to the Inventory Escrow Fund. Without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, neither the Subsidiary, Reptron nor the Surviving Corporation shall take any action which might interfere with the collectability of any Outstanding Receivable or the disposition of any inventory subject to the Inventory Escrow Fund including, without limitation, filing suit against the account debtor, terminating the Subsidiary's supplier relationship with the account debtor, failing to deliver products or provide services with respect to purchase orders of the account debtor outstanding as of the Closing Date. Notwithstanding the foregoing, the Subsidiary shall be under no obligation to accept a purchase order from an account debtor unless it is contractually obligated to do so. With respect to the Outstanding Receivables and the inventory subject to the Inventory Escrow Fund, without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, neither the Subsidiary, Reptron nor the Surviving Corporation shall compromise the invoice amount of any such account receivable, settle the Note Receivable at less than its stated value, nor dispose of any inventory of the Subsidiary at less than the amount recorded in accordance with GAAP on the Subsidiary's books and records with respect to such inventory as of May 8, 1998.

         Section 8.6 Establishment of Escrow Funds. Each Escrow Fund shall be established by Reptron to secure the Payment Obligations of Reptron under this Agreement and shall be fully funded and delivered by Reptron to the Escrow Agent at the Closing. The purchase price paid by Reptron is contingent in an amount equal to the aggregate amount of the Escrow Funds on the Closing Date and shall be reduced to the extent of any release from the Escrow Funds to an Indemnified Party. The fees payable to the Escrow Agent for maintaining the Escrow Funds shall be paid in advance, one half by Reptron and one half by the Shareholder Representative.

         Section 8.7 Interest on Escrow Funds. All interest paid on each Escrow Fund shall become part of such Escrow Fund and shall serve as security for both principal and interest with respect to amounts owed by Reptron pursuant to this Agreement and deferred pursuant to Section 3.2(a). On the termination date of each Escrow Fund, the balance of each Escrow Fund, including interest thereon, shall be transmitted by the Escrow Agent to an account designated by the Shareholder Representative.

         Section 8.8    Notice of Third Party Claims with
Respect to General Escrow Fund and Certain Indemnities.

         (a) An Indemnified Party shall notify the Escrow Agent and the Shareholder Representative in writing, with a copy to any counsel of which the Shareholder Representative may have notified Reptron in accordance with Section 10.2, promptly after the assertion against the Indemnified Party of any claim by a third party (a "Third Party Claim") in respect of which the Indemnified Party intends to base a claim for indemnification under subsections 8.3(a), 8.3(e), 8.3(f) or 8.3(g) above, but the failure or delay so to notify the Shareholder Representative and any such counsel shall not relieve the General Escrow Fund or OECO-LLC of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that his or her ability to defend or resolve such Third Party Claim is adversely affected thereby.

         (b)    (i)     Subject to the rights and duties of any
insurer or other third party having potential liability therefor, the Shareholder Representative shall have the right upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim at the Shareholder Representative's sole expense, in which case the provisions of
Section 8.8(b)(ii) below shall govern.
                (ii) The Shareholder Representative shall select counsel acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle such Third Party Claim in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Shareholder Representative shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

          (c)   (i)     If the Shareholder Representative does
not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Shareholder Representative's election to assume the defense or handling of such Third Party Claim, the provisions of Section 8.8(c)(ii) below shall govern.

                 (ii)     The Indemnified Party may, at the
Shareholder Representative's expense (which shall be paid from time to time by the Shareholder Representative), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its expense.

         Section 8.9    Notice of First Party Claims with
Respect to General Escrow Fund.

         (a) If the Indemnified Party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the Escrow Agent and the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Reptron in accordance with Section 10.2, within ten days after its discovery of facts upon which it intends to base its claim for indemnification hereunder, but the failure or delay so to notify the Shareholder Representative or any such counsel shall not relieve any Escrow Fund of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that his or her ability to defend or resolve such claim is adversely affected thereby.

         (b) The Indemnified Party shall notify the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Reptron in accordance with Section 10.2, of a Claim even though the amount thereof plus the amount of other claims previously notified by the Indemnified Parties aggregate less than the Threshold.

         Section 8.10   Claims Procedure With Respect to
General Escrow Fund. The procedure for payment from the General Escrow Fund to which the Indemnified Parties may become entitled under subsections 8.3(a) above shall be as follows:

         (a) Subject to the limitation that written notice of any claim for payment from the General Escrow Fund must be given to the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Reptron in accordance with Section 10.2, not later than the Escrow Termination Date, from time to time as an Indemnified Party determines that it is entitled to an indemnification payment from the General Escrow Fund for a claim under subsection 8.3(a) above, the Indemnified Party shall give written notice of the claim in accordance with
Section 8.8 or 8.9, to the Shareholder Representative describing in such notice the nature of the claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in this Agreement on which the claim is based.

         (b) If the Escrow Agent and the Indemnified Party has not received written objection to a claim in accordance with the preceding subparagraph (a) from the Shareholder Representative within 30 business days after notice of such claim is delivered (the "Response Period"), the claim stated in such notice shall be conclusively deemed to be approved by the Shareholder Representative on behalf of the General Escrow Fund, and the Escrow Agent shall promptly thereafter release to the Indemnified Party from the General Escrow Fund an amount equal in value to the amount of such claim.

         (c) If, within the Response Period, the Escrow Agent and the Indemnified Party shall have received from the Shareholder Representative a written objection to the claim specifying the nature of and grounds for such objection, then such claim shall be deemed to be a "Reptron Open Claim" and the Escrow Agent shall reserve an amount equal in value to the amount of each such Reptron Open Claim (which amount designated for each Reptron Open Claim is referred to herein as the "Claim Reserve Amount").

         (d) The Claim Reserve Amount for each Reptron Open Claim shall be released by the Escrow Agent only in accordance with either (i) a mutual agreement between Reptron and the Shareholder Representative which shall be memorialized in writing or (ii) a final and binding arbitration decision or order pertaining to the Reptron Open Claim entered pursuant to
Section 8.12 below.

         Section 8.11   Release of General Escrow Fund.  The
Escrow Agent shall hold the General Escrow Fund in accordance with this Agreement and shall transfer all or any portion of the General Escrow Fund only as follows:

         (a) The General Escrow Fund shall be released to an Indemnified Party in respect of a claim made by such Indemnified Party under this Article when, and to the extent authorized under Section 8.10 above.

         (b) On the Escrow Termination Date, any amount in the General Escrow Fund (excluding any amount in the General Escrow Fund held in reserve pending resolution of an Open Claim) shall be transferred to the Shareholder Representative for distribution to the Shareholders.

         (c) After the Escrow Termination Date, when a final determination is made with respect to any Reptron Open Claim, the portion of the General Escrow Fund then reserved for such Reptron Open Claim releaseable to an Indemnified Party as a result of such final determination shall be released to such Indemnified Party, and the balance in the General Escrow Fund after such release shall be transferred to the Shareholder Representative for distribution to the Shareholders.

         Section 8.12 Arbitration and Expenses. Any controversies or claims arising out of or relating to this Agreement after the Effective Time shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either (a) mutually agreed upon by Reptron and the Shareholder Representative or
(b) chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. For purposes of this Agreement, the prevailing party shall mean the party who more substantially prevailed in the prosecution of the claims asserted or the defense thereof (including prosecution and defense of any counterclaims) as determined by the arbitrator. Any expenses in connection with a claim of loss hereunder, including without limitation, investigation or audit expenses and attorneys' fees and expenses shall be borne by the party incurring such expense other than expenses with respect to the arbitration of any such claim which shall be paid as provided in the preceding sentences. Arbitration proceedings shall be conducted in Minneapolis, Minnesota.

                          ARTICLE IX
                  Termination and Abandonment

         Section 9.1    Termination and Abandonment.  This
Agreement and the Merger may be terminated and abandoned at any time prior to the Effective Time:

         (a) By mutual action of the Boards of Directors of Reptron and the Company, whether before or after any action by the Shareholders.

         (b)     By Reptron if:

                 (i)      any event shall have occurred as a
result of which any condition set forth in Section 7.2 is no longer capable of being satisfied; or

                 (ii) there has been a breach by the Company or the Subsidiary of any representation or warranty contained in this Agreement that would have or would be reasonably likely to have a Material Adverse Effect on the Subsidiary, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company or the Subsidiary, which breach is not curable, or, if curable, is not cured within ten days after written notice of such breach is given by Reptron to the Company.

                 (iii)    The Company (or its Board of Directors)
shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by Reptron;

                 (iv) The Board of Directors of the Company shall have withdrawn or materially modified its authorization, approval or recommendation to the Shareholders with respect to the Merger or this Agreement in a manner adverse to Reptron or shall have failed to make such favorable recommendation; or

                 (v) Any person, entity or "group" (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) (other than Reptron or any of its affiliates) shall have (A) commenced or publicly proposed to commence a tender offer or exchange offer for at least 15 percent of the then total outstanding Company Common Stock or of the Subsidiary Common Stock, or (B) solicited and received proxies or consents sufficient to permit it to elect directors nominated by it to a majority of the members of the Company's Board of Directors or to block approval of the Merger and the transactions contemplated by this Agreement by the Shareholders.

         (c)     By the Company:

                 (i)      if any event shall have occurred as a
result of which any condition set forth in Section 7.3 is no longer capable of being satisfied

                 (ii) if there has been a breach by Reptron or Huron of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on the ability of Reptron to consummate the Merger, or there has been a Material breach of any of the covenants or agreements set forth in this Agreement on the part of Reptron or Huron, which breach is not curable or, if curable, is not cured within ten days after written notice of such breach is given by the Company to Reptron.

                 (iv)    The Board of Directors of Reptron shall
have withdrawn or materially modified its approval of the merger or of this Agreement in a manner adverse to the Company.

         (d) By Reptron or the Company if there shall have occurred:

                 (i) any general suspension of, or limitation on, trading in securities generally on Nasdaq continuing for a period of 15 days;

                 (ii)     a declaration of a banking moratorium
or any suspension of payments in respect of banks in the United
States continuing for a period of 15 days;

                 (iii)    any event shall have occurred as a
result of which any condition set forth in Section 7.1 is no longer capable of being satisfied; or

                 (iv)    the Merger shall not have been
consummated by June 30, 1998; provided, however, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner which proximately contributed to the failure of any such condition to be satisfied or the failure to consummate the Merger.

         Section 9.2    Specific Performance.   The parties
acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event that any party violates or fails and refuses to perform any covenant made by it in this Agreement, the other parties will be without
adequate remedy at law.   Each party agrees, therefore, that,
in the event that it violates or fails and refuses to perform any covenant made by it in this Agreement, the other parties so long as it or they are not in breach of this Agreement, may, in addition to any remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or seek any other available equitable relief.

         Section 9.3    Rights and Obligations upon
Termination. If this Agreement is terminated and abandoned as provided in this Agreement, each party will redeliver all documents, work papers, and other materials of any party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, except to the extent previously delivered to third parties in connection with the transactions contemplated by this Agreement, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, this Section 9.3 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any Governmental Entity.

         Section 9.4    Expenses.

                        (a)    Reptron Expenses.  If Reptron
terminates this Agreement pursuant to Section 9.1(b) by reason of the failure to meet the conditions of Section 7.2 due to the knowing and intentional or negligent (i) misrepresentation, (ii) breach of warranty or (iii) breach of any covenant or agreement by the Company, then the Company shall pay the Expenses to Reptron on demand, in same day funds. For purposes of this
Section 9.4, "Expenses" shall include all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to all investment banking firms and their respective agents and counsel, and all fees and expenses of counsel, accountants, experts and consultants to Reptron, the Company or OECO, as applicable) actually incurred and documented by Reptron, the Company or OECO, as applicable, on its behalf in connection with the Merger.

                        (b)    Company Expenses.  If the Company
terminates this Agreement pursuant to Section 9.1(c) by reason of Reptron's knowing and intentional or negligent failure to meet the conditions of Section 7.3(c) or (e), then Reptron shall pay the Expenses to the Company on demand, in same day funds. For purposes of this subsection, the Expenses of the Company shall include the expenses of OECO.

                        (c)    Payment.  Any payment required
pursuant to this Section 9.4 shall be made as promptly as practicable, but in no event later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Reptron or the Company, as applicable. If Reptron is entitled to the Expenses, the Company shall pay to Reptron interest at the rate of 10% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation to pay the Expenses or such interest. If the Company is entitled to the Expenses, Reptron shall pay to the Company interest at the rate of 10% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation to pay the Expenses or such interest.

                        (d)    Effect of Payment.  Except as
provided in Section 9.5, upon payment of the Expenses, this Agreement shall terminate with no further liability of Reptron or the Company at law or equity resulting therefrom.

         Section 9.5 Effect of Termination. In the event of a termination and abandonment of this Agreement pursuant to
Section 9.1 of this Agreement, this Agreement shall immediately become void and have no further effect, without any liability on the part of any party to this Agreement or its respective officers, directors or shareholders, other than the provisions of Section 6.8, 6.10, 6.11, 9.3, 9.4 and this Section 9.5.
Notwithstanding the foregoing, nothing contained in this
Section 9.5 shall relieve any party from liability for any prior breach of this Agreement preceding termination of this Agreement.

                        ARTICLE X
                       Miscellaneous

         Section 10.1 Extension; Waiver. At any time prior to the Effective Time, Reptron and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement by the other, and (iii) waive compliance with any of the agreements by the other or conditions to such party's obligations contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         Section 10.2 Notices. Every notice, consent, demand, approval, and request required or permitted by this Agreement will be valid only if it is in writing, delivered personally or by telecopy, commercial courier, or United States Express Mail, and addressed by the sender to the party who is the intended recipient at its address set forth below or to the address most recently designated to the other party by notice given in accordance with this Section. A validly given notice, consent, demand, approval, or request will be effective on the earlier of its receipt, if delivered personally, by telecopy, or by commercial courier, or the third day after it is postmarked by the United States Postal Service, if it is delivered by United States Express Mail.

         (a)    If to Reptron or Huron, to

                                Reptron Electronics, Inc.
                                14401 McCormick Drive
                                Tampa, Florida 33626

                                Attention:  Mr. Paul J. Plante
                                Telecopy No.:  (813) 855-1697

                                with a copy to

                                William L. Elson, Esq.
                                3000 Town Center
                                Suite 2690
                                Southfield, Michigan 48075

                                Telecopy No.: (810) 358-4425
                                and:

                                Robert J. Grammig, Esq.
                                Holland & Knight LLP
                                400 North Ashley Street
                                Suite 2300
                                Tampa, Florida 33602

                                Telecopy No.: (813) 229-0134


                  (b)    If to the Company or OECO-LLC, to

                                HECO Holding Corporation
                                4607 S.E. International Way
                                Milwaukie, Oregon  97222
                                Attention: Mr. John F. Lillicrop

                                Telecopy No.:  (503) 652-4045

                                with a copy to:

                                Thomas P. Palmer, Esq.
                                Tonkon Torp LLP
                                888 S.W. Fifth Avenue, Suite 1600
                                Portland, Oregon  97204

                                Telecopy No.:  (503) 972-3718

                  (c)    If to the Shareholder Representative, to


                                Attention:

                                Telecopy No.:

         Section 10.3 Table of Contents; Headings. The Table of Contents and headings contained in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

         Section 10.4 Variation and Amendment. Before or after the approval of this Agreement by the Shareholders, this Agreement may be varied or amended at any time without action by the Shareholders by action of the respective Boards of Directors of the Company and Reptron and Huron; provided, however, that except as otherwise contemplated by the proxies provided to the Shareholder Representative by the Shareholders, any variance or amendment made after approval of the Merger by the Shareholders that (i) reduces the Merger Consideration or changes the form of the Merger Consideration or (ii) changes any of the terms and conditions of this Agreement if such change would adversely affect the Shareholders shall be subject to the further approval of the Shareholders. Any variation, modification or amendment to this Agreement must be made in writing and executed by each of the parties to this Agreement.

         Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         Section 10.6 Waiver. The failure of any party to this Agreement at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce such provision. No waiver by any party of any condition, or the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated by this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement or the other agreements contemplated by this Agreement.

         Section 10.7 No Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of the parties and their respective successors and permitted assignees. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity, including, without limitation, employees not a party to this Agreement. Except for assignments to wholly-owned Subsidiaries (direct or indirect) of Reptron, in which event Reptron shall remain liable for the performance of this Agreement, no transfer or assignment (including by operation of law) of this Agreement or of any rights or obligations under this Agreement may be made by any party without the prior written consent of the other parties and any attempted transfer or assignment without that required consent shall be void. No transfer or assignment by a party of its rights under this Agreement shall relieve it of any of its obligations to the other parties under this Agreement.

         Section 10.8 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this
Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or a public or legal holiday, the party having such right or duty shall have until 5:00 p.m. Eastern Time on the next succeeding regular business day to exercise such right or to discharge such duty.

         Section 10.9   Counterparts.  This Agreement may be
executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties.

         Section 10.10  Governing Law.  This Agreement shall be
governed by, and construed under, the laws of Florida.

         Section 10.11 Entire Agreement. This Agreement (with its Exhibits and Schedules), the agreement between counsel for the respective parties hereto in writing, as referred to herein, and that certain letter agreement by and between the Shareholder Representative and the Subsidiary with respect to deferred payments to HECO Executives and in connection with the cancellation of Subsidiary stock options contain, and are intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, and supersede any prior or contemporaneous agreements and understandings between the parties with respect to those matters.


         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be signed as of the date first written above.


REPTRON:                      REPTRON ELECTRONICS, INC.

                              By:  /s/Paul J. Plante
                                  Paul J. Plante
                                  Chief Operating Officer


HURON:                        LAKE HURON INVESTMENT
                              CORPORATION

                              By:  /s/Paul J. Plante
                                   Paul J. Plante
                                   President

COMPANY:                      HECO HOLDING CORPORATION


                              By:  /s/John F. Lillicrop
                                   John F. Lillicrop
                                   President

OECO-LLC                      OECO, LLC


                              By:  /s/John F. Lillicrop

                                   John F. Lillicrop
                                   Chief Executive Officer

          The Shareholder Representative hereby executes this Agreement subject to the approval of the Shareholders and, in the event such approval is given, solely for the purpose of agreeing to act as the Shareholder Representative of the Shareholders for the limited purposes set forth herein. Subject to obtaining such shareholder approval, the Shareholder Representative hereby represents and warrants that this Agreement has been duly and validly executed by the Shareholder Representative and constitutes a legal, valid and binding obligation of the Shareholder Representative and is enforceable against the Shareholder Representative in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholder Representative is not making and shall not be held responsible for any other representations, warranties or covenants made in this Agreement.


SHAREHOLDER REPRESENTATIVE: /s/John F. Lillicrop

EXHIBIT "A"

CLOSING EXPENSES

(1)   J.C. Bradford & Co.

(2)   Tonkon Torp LLP
(3)   Oppenheimer Wolff & Donnelly
(4)   Arthur Anderson
(5)   1997 federal and state income taxes for OECO in excess of
that as paid in with respect                  thereto

(6)   Federal and state income taxes for OECO, New OECO, OECO-
DEL, OECO-LLC and the           Company for the short period
ending on the Closing Date as identified in the Certificate of the Chief Financial Officer of OECO-LLC provided pursuant to Section 7.2(e)

(7)   One-half of Escrow Agent's fees
(8)   Paying Agent fees
(9)   Transaction Expenses of OECO
(10) Payroll tax obligation of Company in connection with exercise of Company options (if any)
(11) Shareholder Representative Fund
(12) Stoel Rives LLP

EXHIBIT "B"

ESCROW AGREEMENT

EXHIBIT "C"

FORM OF STOCK POWERS

EXHIBIT "D"

OREGON ARTICLES OF MERGER

EXHIBIT "E"

FLORIDA ARTICLES OF MERGER

EXHIBIT "F"

AMOUNT OF
GENERAL ACCOUNTS RECEIVABLE ESCROW FUND


$1,776,784

EXHIBIT "G"

AMOUNT OF INVENTORY ESCROW FUND
AND
EXCLUDED INVENTORY
OF THE
SUBSIDIARY


$604,798